UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INFINERA CORPORATION

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Infinera Corporation

169 Java Drive

Sunnyvale, CA 94089

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 18, 2011

10:00 a.m., Pacific Time

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Infinera Corporation, a Delaware corporation (the “Company” or “Infinera”). Notice is hereby given that the meeting will be held on May 18, 2011, at 169 Java Drive, Sunnyvale, CA 94089 at 10:00 a.m., Pacific Time for the following purposes:

1.	To elect to the Board of Directors (the “Board”) the three nominees for Class I directors named in the Proxy Statement;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To hold an advisory vote on our executive compensation, as described in the Proxy Statement;

4.	To hold an advisory vote on the frequency of stockholder advisory votes on our executive compensation in the future; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 23, 2011. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any postponement or adjournment thereof. A list of our stockholders will be maintained and open for examination by any of our stockholders, for any purpose germane to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

We are pleased to inform you that Infinera will again be utilizing the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders via the Internet. We believe that these rules allow us to provide our stockholders with the information they need more quickly and conveniently, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

As a stockholder of Infinera, your vote is important. Whether or not you expect to attend the Annual Meeting in person, it is important that you vote as soon as possible so that your shares are represented.

On behalf of our Board, thank you for your participation in this important annual process.

By Order of the Board,

/S/ MICHAEL O. MCCARTHY III
Michael O. McCarthy III

Chief Legal & Administrative Officer and Corporate Secretary

Sunnyvale, California
April 1, 2011

i

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INFINERA CORPORATION

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND VOTING PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I being provided access to these proxy materials?

A:	The Board of Directors (the “Board”) of Infinera Corporation (the “Company” or “Infinera”) is providing you access to these proxy materials in connection with the solicitation of proxies for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 18, 2011 at 10:00 a.m., Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein.

Q:	What is the Notice of Internet Availability of Proxy Materials?

A:	In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of the Company’s proxy materials to all stockholders entitled to vote at the Annual Meeting, the Company is furnishing the proxy materials to its stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

On the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of the Company’s proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at the Company’s principal executive offices, located at 169 Java Drive, Sunnyvale, California 94089.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of the close of business on March 23, 2011 (the “Record Date”). You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 10:00 a.m., Pacific Time.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

•	The election of three Class I directors to serve until the 2014 Annual Meeting of Stockholders or until successors have been duly elected and qualified;

•	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	An advisory vote on our executive compensation, as described in the Proxy Statement; and

•	An advisory vote on the frequency of stockholder advisory votes on our executive compensation in the future.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournments of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement at the Annual Meeting.

Q:	What is the voting requirement to approve each of the proposals and how does the Board recommend that I vote?

A:	Proposal 1—Directors are elected by a plurality vote, which means that the three directors who receive the most “FOR” votes cast by the shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be elected. Abstentions and broker non-votes will not affect the outcome of the election. Stockholders may not cumulate votes in the election of directors. The Board unanimously recommends that you vote your shares “FOR” the nominees listed in Proposal 1.

Proposal 2—Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 2.

Proposal 3—The advisory vote on our executive compensation requires the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 3.

Proposal 4—The advisory vote on the frequency of stockholder advisory votes on our executive compensation does not have an applicable voting standard. You may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN” on this proposal. The Board intends to review the results for each voting alternative in Proposal 4 in making its determination on the frequency of the stockholder advisory votes on our executive compensation in the future. The Board unanimously recommends that you vote your shares for “1 YEAR” for Proposal 4.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street” name?

A:	Stockholders of Record—If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the “stockholder of record” with respect to those shares, and, with the exception of certain stockholders who have been solicited by mail, the Notice has been sent directly to you by the Company.

Beneficial Owners—Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Stockholders of record of the Company’s common stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of the Record Date. As of the close of business on the Record Date, there were 104,041,718 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of the Company’s common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (i) are present in person at the Annual Meeting or (ii) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, as amended, abstentions and broker “non-votes” are counted as present and entitled to vote and are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker “non-vote?”

A:

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have or did not exercise discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) is considered to be a “routine” matter for which such discretionary voting power should exist and a nominee will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1), the advisory vote on our executive compensation (Proposal 3) and the advisory vote on the frequency of the advisory votes on our executive compensation (Proposal 4) are “non-routine” items for which such discretionary voting power does not exist. If you do not instruct your nominee how to vote with respect to these items, your nominee may not vote with respect to these proposals and those votes will be counted as “broker non-votes” for Proposals 1, 3 and 4.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Stockholders of Record—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting, even if previously voted by another method.

Beneficial Owners—Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy (please refer to the voting instructions in the Notice or below). If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee (please refer to the voting instructions provided to you by your broker, trustee or nominee).

Internet—Stockholders of record with Internet access may submit proxies by following the instructions on the Notice. Most of the Company’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in Broadridge’s program.

Telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will receive information explaining this procedure.

Mail—If you have not already received one, you may request a proxy card from the Company, and indicate your vote by completing, signing and dating the card where indicated and returning it in the prepaid envelope that will be included with the proxy card.

Q:	How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:

If you are a stockholder of record or have obtained a legal proxy from your broker, trustee or nominee that holds your shares giving you the right to vote the shares, and you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” the nominees listed in Proposal 1, “FOR” Proposals 2 and 3 and “1 YEAR” for Proposal 4. If you are a beneficial owner of shares and your broker, trustee or nominee does not receive instructions from you about how your shares are to be voted, the shares represented by that proxy will not be voted with respect to Proposals 1, 3 or 4 and will be counted as a broker non-votes and will be voted with respect to Proposal 2 at the discretion of your broker, trustee or nominee.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of Record—If you are a stockholder of record, you may change your vote by (1) filing with the Company’s Chief Legal & Administrative Officer, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Company’s Chief Legal & Administrative Officer prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Company’s Chief Legal & Administrative Officer or should be sent so as to be delivered to the Company’s principal executive offices, Attn: Chief Legal & Administrative Officer.

Beneficial Owners—If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

A stockholder of record that has voted via the Internet or by telephone may also change his or her vote by making a timely and valid Internet or telephone vote at a later time but prior to 11:59 p.m., Eastern Time on the day prior to the Record Date.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	The Company will bear all expenses of soliciting proxies for the Annual Meeting. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The Company intends to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

Additional Information

Q:	What should I do if I receive more than one Notice or set of proxy materials?

A:	If you receive more than one Notice or set of proxy materials, your shares likely are registered in more than one name or brokerage account. Please follow the voting instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	Can I access the Company’s proxy materials and Annual Report on Form 10-K over the Internet?

A:	The Company’s proxy materials will be available on the Company’s website at http://www.infinera.com/annual_meeting, and all stockholders of record and beneficial owners will have the ability to vote free of charge online with their control number referred to in the Notice at http://www.proxyvote.com. The Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010 (the “2010 Annual Report”) is also available on the Internet as indicated in the Notice. In addition, you can access this Proxy Statement and the 2010 Annual Report by going to the Company’s website at http://www.infinera.com/annual_meeting. The 2010 Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board currently consists of eight directors and is divided into three classes, each consisting of two or three directors. Each class of our Board serves a staggered three-year term. Our Class I directors, whose term expires at the Annual Meeting, are Thomas J. Fallon, Kambiz Y. Hooshmand and Philip J. Koen.

At the Annual Meeting, three directors will be elected to fill positions as Class I directors. Messrs. Fallon, Hooshmand and Koen are each a Class I director and are the nominees for election at the Annual Meeting. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Nominating and Governance Committee and has been approved by the Board. Each of the nominees for Class I, if elected, will serve for a three-year term expiring at the 2014 Annual Meeting, or until his successor is elected and qualified, or until his earlier death, resignation or removal from the Board.

Director Qualifications

The Nominating and Governance Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Nominating and Governance Committee generally recommends that any new director be appointed to the class of directors that is up for re-election at the next annual meeting of stockholders, while maintaining the quality of distribution of the three classes of the directors that comprise the Board. The Nominating and Governance Committee seeks to assure that the Board is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to Infinera’s business. This diversity of background and experience includes ensuring that the Board includes individuals with experience or skills sufficient to meet the requirements of the various rules and regulations of The NASDAQ Stock Market (“NASDAQ”) and the SEC, such as the requirements to have a majority of independent directors and an Audit Committee Financial Expert. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Nominating and Governance Committee determines whether the incumbent director is willing to stand for re-election. If so, the Nominating and Governance Committee evaluates each director’s performance to determine suitability for continued service, taking into consideration, among other things, each director’s willingness to fully participate and contribute to the Board and its committees, ability to work constructively with the rest of the members of the Board, personal and professional integrity and familiarity with Infinera’s business, operations and markets.

Each of the nominees to fill positions as Class I directors has consented to serve if elected. However, if any of the persons nominated by the Board subsequently declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board will be voted by the proxy holders for the election of any other person or persons as the Board may recommend, or our Board, at its option, may further reduce the number of directors that constitute the entire Board.

Information Regarding Nominees and Continuing Directors

Set forth below is information regarding each person nominated for election as a Class I director at the Annual Meeting, as well as for each director continuing service on the Board, including their ages as of April 1, 2011, the periods during which they have served as a director, certain information as to their principal occupations and directorships they hold in corporations whose shares are publicly registered and qualifications for serving as a member of our Board, including the skills, qualities, attributes and experiences of each of the directors that led the Board to determine it is appropriate to nominate these directors.

Nominees for Election as Class I Directors whose Terms Expire in 2014

Thomas J. Fallon Director since 2009 Age 49

Thomas J. Fallon has served as our President and Chief Executive Officer since January 2010 and as a member of our Board since July 2009. Mr. Fallon served as our Chief Operating Officer from October 2006 until December 31, 2009 and as our Vice President of Engineering and Operations from April 2004 to September 2006. From August 2003 to March 2004, Mr. Fallon was Vice President, Corporate Quality and Development Operations of Cisco Systems, Inc., a networking and telecommunications company. From May 2001 to August 2003, Mr. Fallon served as Cisco’s General Manager of the Optical Transport Business Unit.

As the President and Chief Executive Officer of Infinera, the Board believes that Mr. Fallon provides significant institutional and industry knowledge, as well as key insight and advice in the Board’s consideration and oversight of corporate strategy and management development. The Board believes that Mr. Fallon’s leadership skills and executive management experience, along with his operational management experience and technical expertise, enable Mr. Fallon to make significant contributions to the Board.

Kambiz Y. Hooshmand Director since 2009 Age 49

Kambiz Y. Hooshmand has been a member of our Board since December 2009 and has served as Chairman of our Board since October 2010. From March 2005 to May 2009, Mr. Hooshmand served as President and Chief Executive Officer of Applied Micro Circuits Corporation, a communications solutions company, or AMCC. From February 2000 to March 2005, Mr. Hooshmand served as Group Vice President and General Manager at Cisco. From June 1997 to February 2000, Mr. Hooshmand served as Cisco’s Vice President of Engineering.

As the Chairman of the Board of Infinera, Mr. Hooshmand brings his leadership skills, industry experience and comprehensive knowledge of Infinera’s business, financial position and operations to the Board deliberations. The Board also benefits from Mr. Hooshmand’s service on our Acquisition, Compensation and Nominating and Governance Committees. Mr. Hooshmand brings significant executive management and technical experience in the networking industry as a result of his executive positions at AMCC, Cisco and StrataCom, Inc., a networking solutions company acquired by Cisco.

Philip J. Koen Director since 2010 Age 59

Philip J. Koen has been a member of our Board since February 2010. Mr. Koen has been the Chief Executive Officer of Montero Partners, an advisory services company, since February 2010. From March 2006 to January 2010, Mr. Koen served as Chief Executive Officer and Director of SAVVIS, Inc., an IT infrastructure services company. From July 1999 until March 2006, Mr. Koen was employed by Equinix, Inc., a provider of network neutral data centers and Internet exchange services, as President and Chief Operating Officer and as Chief Financial Officer.

The Board believes that Mr. Koen’s leadership skills, executive management experience and industry experience provides the Board with a high level of expertise and experience in the operations of a global, technology company. In addition, the Board benefits from Mr. Koen’s prior experience as a public company director at SAVVIS, significant experience in the areas of finance, accounting and audit oversight and service on our Audit and Acquisition Committees.

Incumbent Class II Directors whose Terms Expire in 2012

Dan Maydan, Ph.D. Director since 2001 Age 75

Dan Maydan, Ph.D. has been a member of our Board since September 2001. From December 1993 to April 2003, Dr. Maydan served as President of Applied Materials Inc., a semiconductor equipment manufacturing company, and was appointed President Emeritus of Applied Materials in April 2003. Dr. Maydan was a member of the Board of Applied Materials from June 1992 until March 2006. Dr. Maydan serves on the Board of Electronics for Imaging, Inc., a digital imaging and print management solutions company, or EFI.

Dr. Maydan brings to the Board a significant institutional knowledge of Infinera through his long-standing service to the Board and service on our Compensation and Nominating and Governance Committees. The Board also benefits from Dr. Maydan’s executive management, technical and industry experience from his time at Applied Materials, as well as his experience as a public company director at Applied Materials and EFI.

David F. Welch, Ph.D. Director since 2010 Age 50

David F. Welch, Ph.D. co-founded our Company and has served as our Executive Vice President, Chief Strategy Officer since January 2007 and as a member of our Board since October 2010. From May 2004 to January 2007, Dr. Welch served as our Chief Strategy Officer. From May 2001 to May 2004, he served as our Chief Development Officer/Chief Technology Officer. From May 2001 to November 2006, Dr. Welch also served as a member of our Board. From January 1985 to April 2001, Dr. Welch served in various executive roles at JDS Uniphase Corporation, an optical component company and SDL, an optical component company acquired by JDS Uniphase, including Chief Technology Officer and Vice President of Corporate Development.

As co-founder and Executive Vice President, Chief Strategy Officer of Infinera, Dr. Welch has strong institutional knowledge of Infinera, coupled with a deep technical understanding of the optical networking industry. The Board believes that Dr. Welch’s leadership skills, industry experience and comprehensive technical knowledge provide the Board with an important perspective into Infinera’s product development, marketing and selling strategies.

Paul J. Milbury Director since 2010 Age 62

Paul J. Milbury has been a member of our Board since July 2010. Mr. Milbury served as Vice President of Operations and Chief Financial Officer of Starent Networks Corp., a provider of mobile network solutions, from January 2007 until its acquisition by Cisco in December 2009. From December 2009 to July 2010, he played a key role in integrating Starent Networks into Cisco to create the Mobile Internet Technology Group. From December 2000 to March 2007, Mr. Milbury served as Vice President and Chief Financial Officer of Avid Technology, Inc., a digital media creation, management and distribution solutions company. Mr. Milbury serves on the Board of Crossbeam Systems, Inc., a network security company.

As a member of our Audit Committee and as an Audit Committee Financial Expert, Mr. Milbury provides the Board with a strong understanding and high level of experience in the areas of finance, accounting and operations. The Board also benefits from Mr. Milbury’s service on our Compensation Committee, executive management experience at Starent Networks and Avid Technology and experience as a director at Crossbeam Systems.

Incumbent Class III Directors whose Terms Expire in 2013

Kenneth A. Goldman Director since 2005 Age 61

Kenneth A. Goldman has been a member of our Board since February 2005. Mr. Goldman has been the Senior Vice President, Finance and Administration, and Chief Financial Officer of Fortinet Inc., a provider of unified threat management solutions, since September 2007. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services. From December 1999 to December 2003, Mr. Goldman served as an advisory council member of the Financial Accounting Standards Board Advisory Council. Mr. Goldman serves on the Board of NXP Semiconductor, a mixed signal and standards product semiconductor company and BigBand Networks, Inc., a provider of broadband multimedia infrastructure. Mr. Goldman is currently on the board of trustees of Cornell University and was formerly a member of the Treasury Advisory Committee on the Auditing Profession, a public committee that made recommendations in September 2008 to encourage a more sustainable auditing profession.

Serving in his role as Chairman of the Audit Committee, as well as an Audit Committee Financial Expert, the Board believes that Mr. Goldman provides a high level of expertise and significant leadership experience in the areas of finance, accounting and audit oversight. The Board also benefits from Mr. Goldman’s service on our Acquisition Committee, extensive executive experience and service as a member of the Financial Accounting Standards Board Advisory Council.

Carl Redfield Director since 2006 Age 64

Carl Redfield has been a member of our Board since August 2006. From September 2004 to his retirement in May 2008, Mr. Redfield served as Senior Vice President, New England executive sponsor, of Cisco. From February 1997 through September 2004, Mr. Redfield served as Cisco’s Senior Vice President, Manufacturing and Logistics.

The Board believes that Mr. Redfield’s executive management experience, along with his significant manufacturing and logistics experience, enable Mr. Redfield to make significant contributions to the Board. In addition, the Board benefits from Mr. Redfield’s institutional knowledge of Infinera due to his five years of service as a director of Infinera and his service as Chairman of our Compensation and Nominating and Governance Committees.

Vote Required

Directors are elected by a plurality vote, which means that the three directors who receive the most “FOR” votes cast by the shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be elected. Abstentions and broker non-votes will not affect the outcome of the election. Stockholders may not cumulate votes in the election of directors.

Proposal 1—Recommendation of the Board

Our Board unanimously recommends a vote “FOR” the election to the Board of the three Class I nominees listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Infinera has adopted a number of policies and practices, some of which are described below, that highlight its commitment to sound corporate governance principles. Infinera also maintains a Corporate Governance page on its website, which can be found at http://www.infinera.com on the Investor Relations’ page.

Independence of the Board

In accordance with the current listing standards of NASDAQ, the Board, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board has determined that, with the exception of Mr. Fallon and Dr. Welch, both of whom are employees of Infinera, all of its members are “independent directors,” using the definition of that term in the listing standards of NASDAQ. Also, all members of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Acquisition Committee, as more fully described below, are independent directors.

Stockholder Communications with our Board

Stockholders may communicate with our Board by writing to the following address:

Board of Directors

c/o Chief Legal & Administrative Officer

Infinera Corporation

169 Java Drive

Sunnyvale, CA 94089

Communications are distributed to the Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any independent or non-employee director upon request.

Board Leadership Structure

In January 2010, we separated the positions of Chairman of the Board and Chief Executive Officer (“CEO”). Separating these positions allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. While our Bylaws do not require that our Chairman of the Board and CEO positions be separate, the Board believes that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance. The Board has charged the Chairman of the Board with responsibility for presiding over meetings of the Board, developing meeting agendas, facilitating communication between management and the Board, representing director views to management and improving meeting effectiveness, among other things. Jagdeep Singh served as Executive Chairman of the Board until he resigned from the Board in October 2010. Our current Chairman of the Board, Mr. Hooshmand, was appointed to the Board in December 2009. Mr. Hooshmand was appointed as Lead Independent Director in September 2010 and served in that role until he was appointed as Chairman of the Board in October 2010.

The Board believes that its leadership structure is appropriate. The Board also believes that the combination of an independent chairman, committees comprised entirely of independent directors and the regular use of executive sessions of the independent directors enables the Board to maintain independent oversight of our strategies and activities.

Board Oversight of Risk

Risk is inherent with every business and the Board as a whole is responsible for overseeing our risk management function. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board, as a whole and through its committees, has responsibility for the oversight of overall risk management. In connection with the Board’s annual strategic plan review, senior management makes a multidisciplinary presentation to the Board that includes any significant strategic, operational, financial, legal and compliance risks facing Infinera, our general risk management strategy and actions taken by senior management in compliance with this strategy. At other meetings of the Board, senior management provides updates to the Board on any specific risk-related issues. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

In addition, each of the committees of our Board considers any risks that may be within its area of responsibilities and Board members or Board committee members periodically engage in discussions with members of our senior management team as appropriate. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Audit Committee also discusses policies with respect to risk assessment and risk management and reports are regularly provided by management to the Audit Committee. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Code of Business Conduct and Ethics

Infinera has adopted a code of business conduct and ethics that applies to all of our employees, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions) and directors. The code of business conduct and ethics reflects Infinera’s policy of dealing with all persons, including our customers, employees, investors and suppliers, with honesty and integrity. All employees are required to complete training on our code of business conduct and ethics.

A copy of our code of business conduct and ethics is posted on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page. You may also obtain copies of our code of business conduct and ethics without charge by writing to: Infinera Corporation, 169 Java Drive, Sunnyvale, CA 94089, Attn: Corporate Secretary. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above or on a Form 8-K if required by the applicable listing standards.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines which govern, among other things, member criteria, responsibilities, compensation and education, committee composition and charters, communication activities and management succession. You can access these Corporate Governance Guidelines, along with other materials such as Board committee charters, on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

Stock Ownership Guidelines

Our Board believes that it is important to link the interests of our directors and management to those of our stockholders. Accordingly, in September 2008, the Compensation Committee introduced stock ownership guidelines for our directors and executive officers who are designated as reporting officers under Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”). The stock ownership guidelines require our directors and Section 16 Officers to accumulate and hold a minimum number of shares of Infinera common stock within three years of the later of the effective date of the guidelines, the date of appointment or promotion of the Section 16 Officer or the election of the director. The following bullet points list the specific Infinera stock ownership requirements as a multiple of each Section 16 Officers’ base salary or directors’ annual cash retainer:

• CEO:	4x base salary

• CFO:	2x base salary

• Other Section 16 Officers:	1x base salary

• Directors:	2x annual cash retainer

For purposes of calculating the stock ownership of each Section 16 Officer and director, Infinera common stock owned or beneficially owned are included, together with the vested but unexercised options, to the extent that such options have a strike price lower than the price of Infinera’s common stock. As of December 25, 2010, each of our Section 16 Officers and directors has either satisfied these ownership guidelines or had time remaining to do so.

Information Regarding the Board and its Committees

The Board met nine times during fiscal 2010. During fiscal 2010, each director then in office, except Mr. Hundt, attended 75% or more of the meetings of the Board and the committees on which he served during the period for which he was a director, committee chairman or committee member, as applicable. Our independent directors meet in executive sessions, without management present, during most regular meetings of the Board.

Directors are encouraged, but not required, to attend the annual meetings of stockholders. Three members of our Board attended our 2010 Annual Meeting of Stockholders.

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Acquisition Committee. Mr. Fallon and Dr. Welch do not serve on any committees of the Board. The following table provides membership and meeting information for the Board and each of the committees of the Board as of the end of fiscal 2010:

Name	Board	Audit	Compensation	Nominating and Governance	Acquisition
Thomas J. Fallon	M	—	—	—	—
Kenneth A. Goldman	M	C	—	—	M
Kambiz Y. Hooshmand(1)	C	—	M	M	M
Reed E. Hundt(2)	—	—	—	—	—
Philip J. Koen(3)	M	M	—	—	M
Dan Maydan, Ph.D.(4)	M	—	M	M	—
Paul J. Milbury(5)	M	M	M	—	—
Carl Redfield(6)	M	—	C	C	—
Jagdeep Singh(7)	—	—	—	—	—
David F. Welch, Ph.D.(8)	M	—	—	—	—
Total meetings in fiscal 2010	9	11	8	6	0

C = Chairperson

M = Member

(1)

Mr. Hooshmand was appointed as a member of the Compensation Committee and Nominating and Governance Committee in January 2010 and as a member of the Acquisition Committee in October 2010. Mr. Hooshmand served as Lead Independent Director from September 2010 until he was appointed Chairman of the Board in October 2010.

(2)

Mr. Hundt did not stand for re-election to our Board when his term expired at the 2010 Annual Meeting of Stockholders. In March 2010, Mr. Hundt was replaced by Mr. Redfield as Chairman of the Compensation Committee.

(3)	Mr. Koen was appointed as a member of our Board and the Audit Committee in February 2010 and as a member of the Acquisition Committee in October 2010.
(4)

In February 2010, Dr. Maydan resigned as a member of the Audit Committee and was appointed as a member of the Compensation Committee. Dr. Maydan was appointed as a member of the Nominating and Governance Committee in May 2010.

(5)	In July 2010, Mr. Milbury was appointed as a member of our Board, the Audit Committee and the Compensation Committee.
(6)	In March 2010, Mr. Redfield replaced Mr. Hundt as Chairman of the Compensation Committee. Mr. Redfield resigned as a member of the Audit Committee in July 2010.
(7)	Mr. Singh resigned as a director, Executive Chairman of our Board and Chairman of the Acquisition Committee in October 2010.
(8)	Dr. Welch was appointed as a member of our Board in October 2010.

Below is a description of each standing committee of the Board. The Board has determined that each member of the Audit, Compensation, Nominating and Governance and Acquisition Committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Infinera. Each committee of the Board has a written charter approved by the Board. Copies of each charter are posted on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

Audit Committee

The Audit Committee reviews and monitors our financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. All related party transactions are subject to approval by our Audit Committee. A more detailed description of the Audit Committee’s functions can be found in our Audit Committee charter. A copy of the Audit Committee charter is available on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

The current members of the Audit Committee are Messrs. Goldman, Koen and Milbury, each of whom is independent for Audit Committee purposes under the rules and regulations of the SEC and the listing standards of NASDAQ. In addition to qualifying as independent under the NASDAQ rules, each member of our Audit Committee can read and understand fundamental financial statements in accordance with NASDAQ Audit Committee requirements. Mr. Goldman chairs the Audit Committee. The Audit Committee met eleven times during fiscal 2010. The Audit Committee did not act by written consent during fiscal 2010.

The Board has determined that Messrs. Goldman and Milbury are each an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, including the relevant independence requirements. The designation does not impose on Messrs. Goldman and Milbury any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board.

Compensation Committee

The Compensation Committee has responsibility, authority and oversight relating to the development of our overall compensation strategy and compensation programs. The Compensation Committee establishes our compensation philosophy and policies, as well as administers all of our compensation plans for executive officers. The Compensation Committee seeks to assure that our compensation practices promote stockholder interests and support our compensation objectives and philosophy. Our compensation program for executive officers focuses on addressing the following principal objectives:

•	attract and retain talented personnel by offering competitive compensation packages;

•	motivate employees to achieve strategic and tactical objectives and the profitable growth of Infinera;

•	reward employees for individual and corporate performance; and

•	align executive compensation with stockholder interests.

In making compensation decisions, the Compensation Committee also seeks to promote teamwork among and high morale within our executive team. The Compensation Committee evaluates the performance of our CEO against objectives set by the Board and may seek assistance from the Chairman of the Board and its compensation consultant. Our CEO is asked by the Compensation Committee to provide them with his assessment of the performance of executive officers, other than himself, but does not participate in the determination of his own compensation. He is assisted by our Vice President of Human Resources and our Chief Legal & Administrative Officer in making the assessments of the performance of the executive officers. No other executive officers participate in the determination of the amount or form of the compensation of executive officers.

The Compensation Committee also oversees, reviews and administers all of our material employee benefit plans, including our 401(k) plan, and reviews and approves various other compensation policies and matters. The Compensation Committee may form and delegate authority to one or more subcommittees as appropriate. A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee charter. A copy of the Compensation Committee charter is available on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

The Compensation Committee currently consists of Messrs. Redfield, Hooshmand and Milbury and Dr. Maydan. Mr. Redfield chairs the Compensation Committee. Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code and satisfies the NASDAQ independence requirements. The Compensation Committee met eight times during fiscal 2010. The Compensation Committee acted by written consent twice during fiscal 2010.

During fiscal 2010, the Compensation Committee engaged the services of Professor Brian Hall of Harvard Business School and Compensia, Inc. (“Compensia”) to advise the Compensation Committee with respect to executive compensation philosophy, cash incentive design, and the amount of cash and equity compensation awarded to executive officers. The Compensation Committee also engaged the services of Compensia to assist the Company with gathering market data and compensation information, including data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and to develop recommendations for structuring the Company’s compensation programs. The Compensation Committee selected Compensia, who reports directly to the Compensation Committee and interacts with management at the direction of the Compensation Committee. Neither Professor Hall nor Compensia have performed work for the Company other than pursuant to the engagement by the Compensation Committee. The Compensation Committee regularly, but not less than annually, considers the independence of Compensia and determines whether any related conflicts of interest requires disclosure.

Non-Executive Equity Award Subcommittee

The levels for new hire, promotion and annual retention equity awards for executive officers are reviewed and approved by the Compensation Committee on an annual basis. The Compensation Committee has delegated to the Non-Executive Equity Award Subcommittee, consisting of the CEO, Chief Legal & Administrative Officer and Vice President of Human Resources, the authority to formally approve new hire, promotional and annual retention equity awards to certain employees pursuant to pre-approved guidelines. The delegation does not include the authority to make equity awards to new employees who are executive officers of the Company. The Non-Executive Equity Award Subcommittee generally meets on the first Monday of each month (unless it is a holiday, in which case the Non-Executive Equity Award Subcommittee meets on the first business day thereafter) to approve new hire grants and promotional grants that are within the guidelines pre-approved by the Compensation Committee. The Non-Executive Equity Award Subcommittee met twelve times during fiscal 2010. The delegation of authority to the Non-Executive Equity Award Subcommittee is not exclusive and the Board and Compensation Committee have retained the right to approve such equity awards.

Nominating and Governance Committee

The Nominating and Governance Committee reviews and implements corporate governance policies and practices, recommends the compensation for the non-employee directors of the Board and assists in the nomination of directors. The Nominating and Governance Committee is responsible for identifying, evaluating and making recommendations of nominees to the Board and evaluating the performance of the Board and individual directors, including those eligible for re-election at the annual meeting of stockholders and annual director compensation. The Nominating and Governance Committee is also responsible for reviewing developments in corporate governance practices and in evaluating and making recommendations to the Board concerning corporate governance matters and overseeing the evaluation of management. A more detailed description of the Nominating and Governance Committee’s functions can be found in our Nominating and Governance Committee charter. A copy of our Nominating and Governance Committee charter is available on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

The current members of our Nominating and Governance Committee are Messrs. Redfield and Hooshmand and Dr. Maydan, each of whom is independent under the listing standards of NASDAQ. Mr. Redfield chairs the Nominating and Governance Committee. The Nominating and Governance Committee met six times during fiscal 2010.

Board Nominees and Diversity

The Nominating and Governance Committee reviews and reports to our Board on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, our Nominating and Governance Committee reviews and makes recommendations to our Board regarding the size and composition of our Board and the appropriate qualities and skills required of our directors in the context of the then-current composition of our Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our stockholders’ long-term interests. While we do not have a formal written policy on director diversity, the Board and the Nominating and Governance Committee consider diversity when reviewing the overall composition of the Board and considering the slate of nominees for annual election to the Board and the appointment of individual directors to the Board. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity. These factors, and others considered useful by our Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of our Board at a particular point in time. As a result, the priorities and emphasis of our Nominating and Governance Committee and of our Board may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of current and prospective directors.

Our Nominating and Governance Committee leads the search for, selects and recommends candidates for election to our Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board typically have been suggested by other members of our Board or by our executive officers. From time to time, our Nominating and Governance Committee may engage the services of a third-party search firm to identify director candidates. Our Nominating and Governance Committee will also consider candidates proposed in writing by stockholders, provided such proposal meets the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement and is accompanied by the required information about the candidate specified in Section 2.4 of our Bylaws. Candidates proposed by stockholders are evaluated by our Nominating and Governance Committee using the same criteria as for all other candidates.

If a stockholder wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, pursuant to the Company’s Corporate Governance Guidelines, the stockholder must have held at least 1,000 shares of our common stock for at least six months and must notify the Nominating and Governance Committee by writing to our Chief Legal & Administrative Officer at the Company’s principal executive offices, and must include:

•

to the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board;

•	the director candidate’s written consent to (a) if selected, be named in our proxy statement and proxy and (b) if elected, to serve on the Board;

•	the other information set forth in the applicable sections of Section 2.4 of our Bylaws; and

•	any other information that such stockholder believes is relevant in considering the director candidate.

Acquisition Committee

The Acquisition Committee reviews with management, makes recommendations to the Board on and, when expressly authorized by the Board, approves acquisitions, investments, joint ventures and other strategic transactions in which we engage from time to time as part of our business strategy. The Acquisition Committee also evaluates the execution, financial results and integration of any such potential transactions. A more detailed description of the Acquisition Committee’s functions can be found in our Acquisition Committee charter. A copy of the Acquisition Committee charter is available on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

The current members of the Acquisition Committee are Messrs. Goldman, Hooshmand and Koen. The Acquisition Committee did not meet during fiscal 2010.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board currently consists of Messrs. Redfield, Hooshmand and Milbury and Dr. Maydan. None of these individuals was at any time during fiscal 2010, or at any other time, an executive officer or employee of the Company. No member of our Compensation Committee had any relationship with us during fiscal 2010 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has ever served as a member of the Board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board or our Compensation Committee.

COMPENSATION OF DIRECTORS

Our director compensation program is designed to attract and retain highly qualified, independent directors to represent stockholders on the Board and to act in their best interest. The Nominating and Governance Committee, which consists solely of independent directors, has the primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board. The Nominating and Governance Committee has engaged an outside advisor to provide relevant market data regarding director compensation programs. The Nominating and Governance Committee and Board determined that a mix of cash compensation and equity awards should be utilized in our director compensation program for independent directors. Directors who are also employees of the Company do not participate in our director compensation program nor do they receive any additional compensation for their service as directors.

Director Fees

During the first two quarters of fiscal 2010, each non-employee member of our Board received an annual retainer of $30,000, fees of $2,000 per meeting of the Board when they attended in person and $1,000 per meeting when they attended telephonically. In addition, the chairperson of the Audit Committee received an annual retainer of $10,000 and the chairperson of each of the Compensation Committee and Nominating and Governance Committee received an annual retainer of $5,000. Each chairperson of the Audit Committee, Compensation Committee and Nominating and Governance Committee also received fees of $1,000 per committee meeting that they attended in person or telephonically. Non-chairperson members of these committees did not receive any meeting attendance fees.

In July 2010, the Board, upon the recommendation of the Nominating and Governance Committee, approved a new cash compensation program for the Board based on market data and analysis provided by Compensia for non-employee directors. Commencing in the third quarter of fiscal 2010, our cash compensation program for non-employee directors was as follows:

Position	Annual Retainer Fee
Non-Employee Director	$40,000

Chairman of the Board	$40,000

Audit Committee Chair	$30,000
Audit Committee Member	$12,500

Compensation Committee Chair	$16,000
Compensation Committee Member	$ 8,000

Nominating and Governance Committee Chair	$10,000
Nominating and Governance Committee Member	$ 5,000

Each non-employee member of our Board also received fees of $2,000 per meeting of the Board attended in person and $1,000 per meeting attended telephonically. We do not pay any meeting fees for any of the committees of the Board. We pay the retainer fees set forth above in quarterly installments. Retainer fees, together with meeting attendance fees, are generally paid in arrears at the first Board meeting of each new fiscal quarter. In addition, we have a policy of reimbursing our directors for reasonable travel, lodging and other expenses incurred in connection with their attendance at Board and committee meetings.

Mr. Hooshmand was appointed the Company’s lead independent director in September 2010 and received an additional annual retainer of $15,000 for his services as lead independent director; however, such retainer ceased when he became Chairman of the Board in October 2010, as he became eligible to receive the additional $40,000 annual retainer for serving as Chairman of the Board.

Director Equity Awards

In February 2010, in connection with his election to the Board and consistent with our practice for awards to new Board members, Mr. Koen was granted an award of stock options in the amount of 100,000 shares, which vest over a two-year period with 50% of the shares vesting on the one-year anniversary of the date of grant and the remainder vesting ratably each month thereafter over the next year, subject to Mr. Koen’s continued service to the Company.

In May 2010, we granted stock options in the amount of 14,500 shares and 5,500 restricted stock units (“RSUs”) to each non-employee member of the Board then in office. Both the stock options and RSUs vest in full on May 19, 2011, subject to each non-employee director’s continued service to the Company. The Nominating and Governance Committee considered a range of factors in determining the May 2010 director equity awards, including factors such as the amount of the Board’s cash compensation and number of Board and committee meetings required each year.

In July 2010, in connection with his election to the Board and consistent with our practice for awards to new Board members, Mr. Milbury was granted an award of stock options in the amount of 100,000 shares, which vest over a two-year period with 50% of the shares vesting on the one-year anniversary of the date of grant and the remainder vesting ratably each month thereafter over the next year, subject to Mr. Milbury’s continued service to the Company.

Our policy has been to provide future non-employee directors with an initial equity award upon such director’s election to the Board. The form, amount and vesting schedule of such initial equity award will depend on our then-current practice regarding the form of equity awards granted to members of our Board and senior management team and on our future common stock price and the associated Black Scholes valuation of such initial equity award.

2010 Summary of Director Compensation

The following table sets forth all of the compensation awarded to, earned by, or paid to the non-employee members of our Board in fiscal 2010.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Kenneth A. Goldman	76,000	41,525	53,348	170,873
Kambiz Y. Hooshmand	68,374	41,525	53,348	163,247
Philip J. Koen	55,250	41,525	413,558	510,333
Dan Maydan, Ph.D.	57,500	41,525	53,348	152,373
Paul J. Milbury	39,250	—	347,920	387,170
Carl Redfield	72,000	41,525	53,348	166,873

(1)	The amounts in this column represent cash compensation paid to each director for services as a director during fiscal 2010.
(2)

The amounts in these columns represent the aggregate grant date fair value of the equity awards granted in fiscal 2010 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC 718”). These amounts reflect Infinera’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. A supplemental table following these footnotes sets forth: (i) the aggregate number of equity awards outstanding at fiscal year-end; (ii) the aggregate number of equity awards granted during fiscal 2010; and (iii) the grant date fair value of equity awards granted by Infinera during fiscal 2010 to each of our directors who was not a named executive officer.

Additional Information With Respect to Director Equity Awards

Name	Stock Awards Outstanding at Fiscal Year-End (#)(1)	Option Awards Outstanding at Fiscal Year-End (#)(2)	Stock Awards Granted During Fiscal 2010 (#)(3)	Option Awards Granted During Fiscal 2010 (#)	Grant Date Fair Value of Stock and Option Awards Granted in Fiscal 2010 ($)(4)
Kenneth A. Goldman	20,500	157,469	5,500	14,500	94,873
Kambiz Y. Hooshmand	5,500	114,500	5,500	14,500	94,873
Philip J. Koen	5,500	114,500	5,500	114,500	455,083
Dan Maydan, Ph.D.	20,500	77,000	5,500	14,500	94,873
Paul J. Milbury	—	100,000	—	100,000	347,920
Carl Redfield	20,500	139,500	5,500	14,500	94,873

(1)	Includes unvested RSUs and performance share units (“PSUs”).
(2)	Includes both vested and unvested options to purchase our common stock.
(3)	Includes unvested RSUs.
(4)

Represents the fair value of stock options, RSUs and PSUs, calculated in accordance with ASC 718. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For RSUs and PSUs, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share purchase price by (y) the number of units awarded.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2011 and has further directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since fiscal 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor our other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 25, 2010 and December 26, 2009. All of the services described in the following table were approved in conformity with the Audit Committee’s pre-approval processes and procedures.

	2010	2009
Audit fees	$1,335,000	$1,496,000
Tax fees	36,000	40,000
All other fees	5,000	19,000

Total fees	1,376,000	1,555,000

Audit Fees

This category of the table above includes fees for the integrated audit of our annual consolidated financial statements and review of the consolidated financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. The preparation of Infinera’s audited consolidated financial statements includes compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by Ernst & Young LLP of a report expressing its opinion regarding the effectiveness of our internal control over financial reporting.

Tax Fees

This category of the table above includes fees for tax compliance, tax advice and tax planning.

All Other Fees

This category of the table principally includes support and advisory services provided by Ernst & Young LLP that are not included in the service categories reported above.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “Against” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 2—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for its fiscal year ending December 31, 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board currently consists of the three non-employee directors named below. The Board annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that Messrs. Goldman and Milbury are each an Audit Committee Financial Expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter, which the Board has adopted and which the Audit Committee reviews on an annual basis.

The Company’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our 2010 Annual Report.

The Audit Committee has also reviewed and discussed with Ernst & Young LLP the Company’s audited financial statements in the 2010 Annual Report. In addition, the Audit Committee has discussed with Ernst & Young LLP those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Additionally, Ernst & Young LLP has provided and the Audit Committee has received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with Ernst & Young LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2010 Annual Report for filing with the SEC.

Submitted by the following members of the Audit Committee:

Kenneth A. Goldman, Chairman

Philip J. Koen

Paul J. Milbury

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 23, 2011 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

The information provided in this table is based on Infinera’s records, information filed with the SEC and information provided to Infinera, except where otherwise noted. Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse. The table below is based upon information supplied by our named executive officers, directors and principal stockholders and Schedule 13G filed with the SEC. Our named executive officers include the CEO, the Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers at the end of fiscal 2010.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 23, 2011 are deemed outstanding and beneficially owned by the person holding such stock options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage beneficially owned is based on 104,041,718 shares of common stock outstanding on March 23, 2011. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Infinera Corporation, 169 Java Drive, Sunnyvale, CA 94089.

Name of Beneficial Owner	Common Shares Currently Held	Common Shares That May Be Acquired Within 60 Days of March 23, 2011(1)	Total Beneficial Ownership	Percent Beneficially Owned(2)
5% or More Stockholder
FMR LLC(3)	15,184,775	—	15,184,775	14.6%
Named Executive Officers & Directors
Thomas J. Fallon(4)	549,309	648,967	1,198,276	1.1%
Ita M. Brennan	19,888	142,446	162,334	*
David F. Welch, Ph.D.(5)	2,100,364	616,717	2,717,081	2.6%
Michael O. McCarthy III	1,886	220,046	221,932	*
Ronald D. Martin	4,596	18,145	22,741	*
Jagdeep Singh(6)	713,633	0	713,633	*
Duston M. Williams(7)	6,613	0	6,613	*
Kenneth A. Goldman(8)	31,273	150,469	181,742	*
Kambiz Y. Hooshmand	0	90,833	90,833	*
Philip J. Koen	583	82,500	83,083	*
Dan Maydan, Ph.D.(9)	68,400	70,000	138,400	*
Paul J. Milbury	0	0	0	*
Carl Redfield(10)	162,934	131,458	294,392	*
All current named executive officers and directors as a group (11 persons)	2,939,233	2,171,581	5,110,814	4.8%

*	Less than 1% of the outstanding shares of common stock.
(1)

Includes shares represented by vested, unexercised options as of the Record Date and options and RSUs that are expected to vest within 60 days thereof. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options or RSUs, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based on 104,041,718 shares issued and outstanding on the Record Date.
(3)

According to a Schedule 13G/A filed with the SEC on February 14, 2011 by FMR LLC (“FMR”) and Edward C. Johnson III, all such shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”), a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR, and Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR. Fidelity is the beneficial owner of 15,184,775 shares and has sole voting power with respect to 800 shares and sole dispositive power with respect to all reported shares. Mr. Johnson, Chairman of FMR, FMR (through its control of Fidelity) and the funds each has sole dispositive power with respect to 15,181,375 shares. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity Funds, which power resides with the Board of Trustees of such funds. PGATC is the beneficial owner of 3,400 shares. Mr. Johnson and FMR (through its control of PGATC) each has sole dispositive power over 3,400 shares and sole voting power with respect to none of the shares beneficially owned by PGATC. The address of Fidelity, FMR and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island 02917.

(4)

Consists of (i) 528,739 shares held of record by the Fallon Family Revocable Trust dated 9/7/94 and (ii) 20,570 shares held of record by Mr. Fallon as trustee for his minor children. Mr. Fallon disclaims beneficial ownership of the shares held in trust for his minor children.

(5)

Consists of (i) 14,132 shares held of record by David Welch; (ii) 80,489 shares held of record by the Welch Family Trust dated 4/3/96; (iii) 949,493 shares held of record by LRFA, LLC, a limited liability company of which Dr. Welch is the sole managing member; (iv) 500,000 shares held of record by Welch Group, L.P., a limited partnership of which Dr. Welch is the general partner; (v) 553,750 shares held of record by SEI Private Trust Company, Trustee of the Welch Family Heritage Trust I u/l dated 9/24/01 and (vi) 2,500 shares held of record by Dr. Welch as trustee for his minor children. Dr. Welch disclaims beneficial ownership of the shares held in trust for his minor children.

(6)

Consists of (i) 338,101 shares held of record by Jagdeep Singh and Roshni Singh, Trustees of the Singh Family Trust UDT dated 10/3/96; (ii) 187,766 shares held of record by Jagdeep Singh, Trustee of the Roshni Singh 2009 Annuity Trust A dated 8/6/09; and (iii) 187,766 shares held of record by Jagdeep Singh, Trustee of the Jagdeep Singh 2009 Annuity Trust A dated 8/6/09. Mr. Singh’s principal business address is 3087 N. First Street, San Jose, CA 95134.

(7)	Mr. Williams’ principal business address is 691 S. Milpitas Boulevard, Suite 100, Milpitas, CA 95035.
(8)	Consists of (i) 3,051 shares held of record by the Goldman-Valeriote Family Trust u/a/d 11/15/95 and (ii) 28,222 shares held of record by the G.V. Partners, L.P.
(9)

Consists of (i) 54,597 shares held of record by Dan Maydan, TTEE, Maydan Marital Share One UAD 5/06/00 and (ii) 13,803 shares held of record by Dan Maydan, TTEE, Dan Maydan 1981 Trust Marital Share 1 U/A DTD 3/26/81.

(10)	Consists of (i) 84,062 shares held of record by Carl Redfield and (ii) 78,872 shares held of record by the Carl Redfield Trust 2000, dated 10/18/00.

RISK ASSESSMENT OF COMPENSATION PRACTICES

During fiscal 2010, at the request of the Board, the Company undertook a review of the risks associated with Infinera’s compensation policies and practices. This review was conducted by Compensia with input from our legal, finance and human resources departments. This assessment included:

•	a review of the policies and practices relating to the components of our compensation programs and arrangements;

•	a review of incentive-based equity and cash compensation features;

•	the identification of any functional distinctions in our compensation program;

•

the identification of compensation design features that could potentially encourage excessive or imprudent risk taking, and identification of business risks that these features could potentially encourage;

•	consideration of the presence or absence of controls, oversight or other factors that mitigate potential risks; and

•	an assessment of potential risks and the other factors above and consideration of the potential for such risks to result in a material adverse effect on Infinera as a whole.

Although all compensation programs were considered, particular attention was paid to incentive-based programs involving variable payouts, where an employee might be able to influence payout factors and compensation programs involving our executive team. In substantially all cases, compensation programs are centrally designed and administered and, excluding sales incentive compensation, are substantially identical across function and geography. Incentive compensation was found to be based on a blend of financial and operational goals, which allows us to avoid an over-emphasis on shorter-term financial goals.

In addition, the assessment considered the controls and other mitigating factors that serve to offset elements of our compensation policies and practices that may introduce risk, including:

•

oversight of major incentive compensation programs and decision-making by the Compensation Committee, which, in most cases, retains the ability to adjust elements of incentive compensation in its discretion;

•

internal controls over financial reporting and compensation practices regularly reviewed and/or tested by internal auditors and subject to testing as part of the annual independent integrated audit by our external auditors;

•	Audit Committee oversight and review of financial results and non-GAAP adjustments used in certain components of incentive compensation;

•	the existence of, and training relating to, corporate standards of business conduct and ethics;

•	substantial alignment of compensation of and benefits for executive and non-executive, salaried employees; and

•	stock ownership guidelines applicable to executive officers to ensure the alignment of interest with stockholders.

Based on the assessment and factors described above, Compensia determined that the risks associated with our compensation policies and practices are not reasonably likely to result in a material adverse effect. Compensia’s risk assessment was reviewed by the Board, Audit Committee and Compensation Committee.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee consists of Messrs. Redfield, Hooshmand and Milbury and Dr. Maydan, each of whom is a non-employee member of the Board. Dr. Maydan was appointed to the Compensation Committee in February 2010 and Mr. Milbury was appointed to the Compensation Committee in July 2010. Mr. Hundt served as a member of the Compensation Committee until the Company’s 2010 Annual Meeting of Stockholders, at which time he terminated his membership on the Board based on his prior announcement of his intention not to stand for re-election. Mr. Hundt served as Chairman of the Compensation Committee until Mr. Redfield was appointed to replace Mr. Hundt as Chairman of the Compensation Committee in March 2010.

The Compensation Committee’s primary responsibility is to evaluate and approve the compensation plans, policies and programs for our executive officers. The Compensation Committee has the responsibility of approving the total compensation for each of our executive officers on an annual basis. In addition, the Compensation Committee also reviews, approves and administers our material compensation, equity and employee benefit plans and programs, which are generally available to our employees, including the named executive officers.

As discussed throughout this Proxy Statement, the individuals who served as the Company’s CEO and CFO during fiscal 2010 and our three other most highly compensated executive officers at the end of fiscal 2010 are as set forth below:

•	Thomas J. Fallon, President and CEO;

•	Ita M. Brennan, CFO;

•	David F. Welch, Ph.D., Executive Vice President, Chief Strategy Officer;

•	Michael O. McCarthy III, Chief Legal & Administrative Officer;

•	Ronald D. Martin, Senior Vice President, Worldwide Sales;

•	Jagdeep Singh, Former Executive Chairman of the Board, President and CEO; and

•	Duston M. Williams, Former CFO.

These employees are referred to in this Proxy Statement as our “named executive officers.” We have provided detailed compensation information related to these individuals in the “Summary Compensation Table for Fiscal 2010” on page 47. All of the named executive officers are or were officers designated as Section 16 Officers.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain our executives and to motivate them to pursue our corporate objectives, while encouraging the creation of long-term value for our stockholders. Through our annual goal-setting process, organizational objectives are established for the Company and employees, including our named executive officers. We evaluate and reward our named executive officers through compensation intended to motivate them to identify and capitalize on opportunities to grow our business. At the beginning of (or prior to) each fiscal year, our Compensation Committee establishes specific goals and objectives for compensating our executives, including our named executive officers. Our named executive officers have no employment agreements, no supplemental retirement plans and no arrangements for any tax “gross-ups” of any compensation elements. With the exception of eligibility for change of control agreements and severance benefits, our named executive officers generally are eligible for the same benefits as our regular, full-time employees.

Specifically, we have created a compensation program that has a mix of short- and long-term components, cash and equity elements and fixed and contingent payments. The main elements of compensation for our named executive officers are as follows:

•	base salary;

•	annual performance-based incentive cash bonuses; and

•	equity awards, including a mix of stock options, RSUs and PSUs.

We provide these elements of compensation because we believe each is necessary to attract, retain and motivate our executive officers, on whom our success largely depends. We also have change of control and severance agreements in place with each of our named executive officers and provide them with the same employee benefits that we provide to our other employees. In determining the mix of compensation among base salary, incentive compensation and equity awards, the Compensation Committee does not have a fixed ratio or formula for determining this mix. However, the Compensation Committee does seek to align a significant portion of the named executive officer’s total compensation with our financial and operational performance and our stock performance. The Compensation Committee believes that this creates a strong alignment of the named executive officers’ incentives with creating long-term stockholder value. We believe providing these elements of compensation to our executive officers will help us achieve the following goals:

•	foster a goal-oriented, highly motivated management team whose participants have a clear understanding of business objectives and shared corporate values;

•	allocate our resources most effectively in the development of market-leading technology and products;

•	control costs in our business to maximize our efficiency; and

•	enable us to attract, retain and motivate a world-class team.

The Compensation Committee’s approach is based on the philosophy that base salary for our named executive officers should be set at or below average market levels and a substantial portion of aggregate annual compensation for our named executive officers should be contingent upon our overall performance and an individual’s contribution to such success. The Compensation Committee believes that an individual’s at-risk compensation should increase as an employee becomes more senior with the Company to more closely align their interests with those of our stockholders. In any given year, the Compensation Committee will consider a range of subjective factors that impacted a named executive officer’s performance during the year, including factors such as the scope of, and any changes in, the named executive officer’s responsibilities; the experience and tenure of the named executive officer; the risk of departure for a particular named executive officer; and the CEO’s performance review for the named executive officer. The Compensation Committee does not assign any particular weighting to these factors, but does include them in the total mix of elements that it considers in setting annual compensation levels for named executive officers. In addition, the Compensation Committee does consider the value of the aggregate unvested equity held by each of the named executive officers in determining the annual equity awards.

In setting the total compensation for each of our named executive officers, the Compensation Committee analyzes competitive market practices and uses targeted positioning, as further described below. The Compensation Committee also reviews our past financial performance in establishing the relative level of total compensation for our named executive officers, including a review of specific financial and operational performance metrics approved by our Board, and makes an overall assessment of our performance based on our current strategic plan. For fiscal 2010, such financial and operational performance metrics considered by the Compensation Committee included revenue, gross margins, cash from operations, new customer wins and performance against pre-determined product development goals. The Compensation Committee next analyzes the overall performance of the Company and our named executive officers in light of the then-current macroeconomic and business environment, including the Company’s performance as compared to the performance of our peer group companies. Taking this analysis into account, our Compensation Committee then reviews competitive market data from various sources, including peer group data and other relevant survey information obtained from the Compensation Committee’s compensation consultants, from which the Compensation Committee develops and approves the total compensation for each of our named executive officers. The Compensation Committee also takes into consideration input from our CEO with respect to the individual performance of each such other named executive officer. With respect to the compensation of the CEO, the Compensation Committee follows the same process as in determining the compensation of the other named executive officers, except that it also engages our Vice President of Human Resources to assist it in the analysis.

The Compensation Committee seeks to promote teamwork among the named executive officers and within the executive team. As a result, the Compensation Committee is mindful of internal pay equity considerations in setting the compensation for the named executive officers and does consider the compensation of the other named executive officers in determining any changes to a named executive officer’s compensation. The Compensation Committee also considers the level of pay for the named executive officers relative to our other senior executives.

Role of Compensation Consultant

The Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. During the first part of fiscal 2010, the Compensation Committee engaged the services of Professor Brian Hall of the Harvard Business School to advise the Compensation Committee with respect to executive compensation philosophy, cash incentive design and the amount of cash and equity compensation awarded to the named executive officers. Professor Hall provided analysis and data to the Compensation Committee regarding named executive officer compensation relative to external market benchmarks. Professor Hall also provided information to the Compensation Committee regarding compensation trends, compensation strategies and structure of incentive compensation plans. During fiscal 2009, the Compensation Committee consulted with Professor Hall in connection with developing recommendations for structuring our fiscal 2010 compensation programs to retain our highly-experienced executive management team, to keep management focused and to motivate management to maximize stockholder value. The Compensation Committee selected Professor Hall and he reported directly to the Compensation Committee. Professor Hall interacted with management at the direction of the Compensation Committee and did not perform work for the Company other than pursuant to his engagement by the Compensation Committee. Professor Hall’s fees were paid by the Company. Beginning in the second quarter of fiscal 2010, the Compensation Committee ceased the use of the services of Professor Hall to advise it with regard to executive compensation programs.

During fiscal 2010, the Compensation Committee also engaged the services of Compensia to assist the Compensation Committee with gathering market data information, including data about the compensation paid by a peer group of companies and other companies that may compete with us for executives and develop recommendations for structuring our compensation programs. The Compensation Committee also utilized the services of Compensia to continue to develop recommendations related to our executive compensation programs, including the analysis of compensation trends, compensation strategies and incentive compensation plans. During fiscal 2011, the Compensation Committee expects to continue to utilize the services of Compensia for such purposes.

Role of Executive Officers

The CEO, Chief Legal & Administrative Officer and Vice President of Human Resources of the Company typically attend all meetings of the Compensation Committee. At the request of the Compensation Committee, its compensation consultant makes recommendations regarding the base salary, incentive cash bonus plan targets and equity awards for each named executive officer. Because of his close working relationship with each of the named executive officers, our CEO is asked by the Compensation Committee to provide his assessment of the performance of the named executive officers, other than himself. Our CEO is assisted by our Vice President of Human Resources in making these assessments. Our CEO also takes an active part in the discussions of the Compensation Committee at which compensation of the named executive officers, other than himself, are discussed; however, all decisions regarding the CEO’s compensation are made by the Compensation Committee or by the Board in an executive session consisting of all non-employee directors. The Compensation Committee considers, but is in no way bound by, the recommendations made by the CEO in determining compensation for the other named executive officers. None of the named executive officers makes any recommendations regarding their own compensation. Similarly, the Compensation Committee considers, but is in no way bound by, the recommendations of its compensation consultant.

Benchmarking Data

In making compensation decisions for the named executive officers, the Compensation Committee compares a number of elements of total compensation against a peer group of companies for analyzing, benchmarking and setting compensation. This list of peer group companies is periodically reviewed and updated by the Compensation Committee to take into account changes in both the Company’s business and the businesses of the peer group companies. The Compensation Committee selected the peer group companies that it believes reflect those companies that it considers to be similar to, and competitive with, the Company in the market for executive talent.

In its assessment of total compensation for the Company’s named executive officers, the Compensation Committee chose a group of 17 companies to include in the peer group. The market data for the peer group was drawn from the 63 companies on the Radford “Network Products and Services” and “Telecommunications Equipment Providers” lists. From this group of companies, the Compensation Committee focused on those that had annual revenues between $200 million and $5 billion and then further limited this data to focus on the 27 companies that had year-over-year growth of at least nine percent. The Compensation Committee chose the 17 companies that comprise the peer group based on the companies’ similarity to Infinera in terms of revenue, revenue growth, employee size, industry focus, business strategy and the talent pool in which Infinera competes. For fiscal 2010, the peer group consisted of the following companies:

ADC Telecommunications, Inc.	Juniper Networks, Inc.
Blue Coat Systems, Inc.	NetApp, Inc.
Bookham, Inc.(1)	Polycom, Inc.
Brocade Communications Systems, Inc.	Riverbed Technology, Inc.
Ciena Corporation	Sonus Networks, Inc.
Data Domain, Inc.	Starent Networks, Corp.(1)
F5 Networks, Inc.	Tellabs, Inc.
Harmonic Inc.	Wind River, Inc.(1)
JDS Uniphase Corporation

(1)

Although Bookham, Inc., Starent Networks, Corp. and Wind River, Inc. were acquired during 2009, information regarding their compensation was used for purposes of our peer group determinations and in reviewing compensation for fiscal 2010.

The data on the compensation practices of the peer group was gathered by Compensia’s search of publicly available information. Due to the variations between companies reporting the individuals and roles for which compensation is disclosed, directly comparable information is not available from each peer group company with respect to each of our named executive officers. In considering peer group compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. Moreover, from the available information about peer group compensation, it is not always possible to determine the respective qualitative factors that may influence compensation, such as scope of each named executive officer’s responsibilities, their performance during the period under consideration or their perceived importance to their companies’ business, strategy and objectives. Accordingly, the Compensation Committee looked to information about the peer group as one of a number of considerations in establishing named executive officer compensation levels. Because of the limited data points available for comparable positions from the peer group companies, in determining compensation for our named executive officers, the Compensation Committee reviewed both peer group information and market data from the Radford Executive Compensation Survey (the “Radford Survey”). The Radford Survey included data from 345 companies in the technology industry in California. The Compensation Committee used the combined results of these sources, weighted equally, in establishing the total compensation for each of our named executive officers.

Principal Elements of Executive Compensation

Base Salary

We use base salary to recognize the experience, skills, knowledge and responsibilities required of each named executive officer on a day-to-day basis, although competitive market conditions may also play a role in setting the level of base salary. As stated above, the Compensation Committee typically sets base salaries for our named executive officers at or below average market levels. The base salaries of our named executive officers are reviewed on an annual basis and adjustments are made to reflect changes in responsibilities, performance-based factors, as well as competitive conditions. We do not apply specific formulas to determine changes to base salary. Generally, the base salaries of the named executive officers are adjusted effective January 1 of each year.

2010 Base Salaries

For fiscal 2010, the Compensation Committee reviewed each named executive officer’s experience, skills, knowledge and responsibilities and analyzed the base salaries in comparison to our peer group (other than with respect to Messrs. Singh and Fallon, as described below). In determining our compensation positioning for our named executive officers, we used available information from both our peer group and from the Radford Survey to determine the positioning (the “Market Group”), which was provided to the Compensation Committee by Compensia. For fiscal 2010, the Compensation Committee determined to position base salaries closer to the 50th percentile of the Market Group (as compared to positioning at the 25th to 50th percentile in 2008 and following a salary freeze in 2009). This was consistent with the Compensation Committee’s plan to take steps to align the total compensation of each of our named executive officers with that of the Market Group. The Compensation Committee also considered potential retention concerns based on the competitiveness of our current compensation levels.

Effective December 31, 2009, Mr. Singh resigned as our President and CEO and assumed the position of Executive Chairman of the Board (“Executive Chairman”). Although market data with respect to the Executive Chairman position was sought, the data was deemed insufficient in providing a useful comparison for setting Mr. Singh’s compensation. The Compensation Committee took into consideration the new roles and responsibilities of Mr. Singh as Executive Chairman in determining his base salary for fiscal 2010 of $150,000. Upon Mr. Singh’s resignation, Mr. Fallon was appointed as our President and CEO effective January 1, 2010. Although the competitive positioning information for Mr. Fallon indicated that a base salary targeted at the 50th percentile would result in a significant increase in his base salary, Mr. Fallon requested that the Compensation Committee not raise his salary significantly, but maintain his base salary at the same level of our former CEO, namely $300,000. As a result, Mr. Fallon’s base salary continued to be significantly below the market 50th percentile.

In addition, the Compensation Committee determined it was best to maintain a level of equality in the base salaries of Mr. Williams and Dr. Welch. This resulted in a slightly lower percentile comparison for Mr. Williams (29th percentile) than for Dr. Welch (41st percentile). The Compensation Committee determined it was best to increase Mr. McCarthy’s base salary to $270,000 to align him more closely to the average market level and with our named executive officer group. The Compensation Committee decided not to change Mr. Martin’s base salary since his base salary was above the average level of the Market Group and he had received a large sign-on bonus when he joined the Company in mid-2009. Ms. Brennan was promoted to CFO upon the resignation of Mr. Williams effective June 26, 2010. At the time of Ms. Brennan’s promotion, the Compensation Committee reviewed Ms. Brennan’s total compensation in relation to the Market Group and determined that an increase in base salary to $270,000 (slightly below 25th percentile) was appropriate.

As a result of these considerations, the Compensation Committee determined to adjust the base salaries for our named executive officers as follows effective January 1, 2010, or in the case of Ms. Brennan, effective upon her promotion to CFO:

Name and Principal Position	Base Salary	Percentile Among Market Group
Thomas J. Fallon, President and CEO	$300,000	Below 25%
Ita M. Brennan, CFO	$270,000	Below 25%
David F. Welch, Ph.D., Executive Vice President, Chief Strategy Officer	$300,000	41%
Michael O. McCarthy III, Chief Legal & Administrative Officer	$270,000	44%
Ronald D. Martin, Senior Vice President, Worldwide Sales	$350,000	68%
Jagdeep Singh, Former Executive Chairman, President and CEO	$150,000	—
Duston M. Williams, Former CFO	$300,000	29%

Incentive Cash Compensation Plans

One of our key compensation objectives is to have a significant portion of each named executive officer’s compensation tied to individual and company performance. To this end, we maintain an annual bonus plan that provides for performance-based cash incentive opportunities for certain employees, including each of the named executive officers. In addition, we maintain an annual sales incentive compensation plan that provides for performance-based cash incentive opportunities for our sales employees, including Mr. Martin. In establishing the potential payments of these incentive compensation plans, the Compensation Committee typically evaluates the total target cash compensation (base salary plus target amount of incentive cash payments) as compared to the Market Group and to peer group data where available.

For fiscal 2010, the Compensation Committee targeted total cash compensation of our named executive officers at approximately the 50th percentile as compared to the Market Group. Targeting the 50th percentile for fiscal 2010 enabled the Compensation Committee to shift the balance of our named executive officers’ compensation toward performance-based cash compensation.

2010 Bonus Plan

In December 2009, the Compensation Committee approved the fiscal 2010 bonus plan (the “2010 Bonus Plan”) and set the payout criteria for all eligible employees, including the named executive officers. Any payout under the 2010 Bonus Plan was largely based on the Company’s achievement against a mix of financial and operational goals. The financial goals consisted of revenue and operating income and the operational goals consisted of new customer wins, new customer adds and certain development plan goals. The 2010 Bonus Plan placed a 50% weighting on the financial goals and 50% weighting on the operational goals. Any payout under the 2010 Bonus Plan was subject to minimum thresholds with respect to these goals. For fiscal 2010, the Compensation Committee omitted relative market share as a performance goal. The Compensation Committee believed that the market share measure did not drive specific performance for employees and that new customer wins and adds, as well as the development plan goals, were a more appropriate indication of our competitive success. The Compensation Committee also considered that accurate market share information may be difficult to determine as compared to revenue and operating income, which are financial performance goals that can be easily ascertained.

The 2010 Bonus Plan provided for a 200% cap on the annual targeted bonus payout, including a 200% cap on the operational goals performance metric. In addition, the Compensation Committee retained discretion to increase, reduce or eliminate the bonus that otherwise would be payable to an individual under the 2010 Bonus Plan based on actual performance and other factors determined by the Compensation Committee. The 2010 Bonus Plan provided for a potential mid-year payout. This payout would be calculated after the first half of 2010 and yielded a payout (which payout was capped at 100% of the targeted bonus payout for such period) based on the Company’s actual performance during that period and projected performance for the balance of fiscal year 2010. The 2010 Bonus Plan payout was also calculated at the end of fiscal 2010, based on the Company’s actual performance against the metrics of the 2010 Bonus Plan.

At the time that the performance goals for the 2010 Bonus Plan were set, the Compensation Committee believed that the targets were set to be challenging but attainable if our financial performance for fiscal 2010 was strong.

Mr. Fallon’s base salary and total target cash compensation each fell below the 25th percentile. In setting Mr. Fallon’s total target cash compensation in his new position, the Compensation Committee focused on maintaining his compensation to the same level as the prior CEO’s total target cash compensation. It also considered the importance of internal equity and our unified approach to compensation, balanced against Mr. Fallon’s high-level responsibilities as CEO and the critical role he plays in leading the Company. Accordingly, Mr. Fallon’s target performance-based bonus was set at 125% of his base salary. The total performance-based cash compensation for Mr. Williams and Dr. Welch were targeted at the 50th percentile, but were set at the same 65% target bonus percentage to maintain a level of equality for their seniority and responsibility level. Mr. McCarthy’s target performance-based bonus was raised in fiscal 2010 to reflect his new responsibilities as the Chief Legal & Administrative Officer, with responsibility for legal, human resources, information technology and facilities. This increase in his target bonus percentage resulted in total cash compensation at the 60th percentile as compared to the Market Group. The Compensation Committee did not change Mr. Martin’s total target bonus, even though it resulted in a total target cash compensation level that was significantly higher than the 50th percentile. For fiscal 2010, the Compensation Committee did split Mr. Martin’s total target cash compensation equally between the 2010 Bonus Plan and the 2010 Sales Incentive Compensation Plan. In 2009, Mr. Martin had all of his target cash compensation tied to the 2009 Sales Incentive Compensation Plan. In connection with her promotion, Ms. Brennan’s target performance-based bonus was increased to 50% of her base salary, which resulted in total cash compensation slightly below the 25th percentile as compared to the Market Group. As discussed above, market data was insufficient to make a comparison of the Executive Chairman’s total target cash compensation with that of the Market Group. Accordingly, the Compensation Committee relied on benchmarking information provided by Compensia, as well as considerations for the responsibilities and role of the Executive Chairman, in setting Mr. Singh’s target bonus and total target cash compensation.

The following table shows the target bonus as a percentage of base salary and the total target cash compensation percentile as compared to our Market Group for each of the named executive officers for fiscal 2010:

Name and Principal Position	Target Bonus (as a percentage of base salary)		Total Target Cash Compensation Percentile Among Market Group
Thomas J. Fallon, President and CEO	125%		Below 25%
Ita M. Brennan, CFO	50%		Below 25%
David F. Welch, Ph.D., Executive Vice President, Chief Strategy Officer	65%		52%
Michael O. McCarthy III, Chief Legal & Administrative Officer	65%		60%
Ronald D. Martin, Senior Vice President, Worldwide Sales	50	%(1)	Above 75%
Jagdeep Singh, Former Executive Chairman, President and CEO	65%		—
Duston M. Williams, Former CFO	65%		37%

(1)

As discussed below, Mr. Martin’s total target cash incentive compensation was split equally between the 2010 Bonus Plan and 2010 Sales Incentive Compensation Plan and, together, targeted at 100% of his base salary.

The following table shows the performance metrics and weighting as established by the Compensation Committee for the 2010 Bonus Plan, as well as the actual performance of each of the performance metrics:

Performance Metrics	Weighting	Target	Actual Performance
Financial Metrics (50%)
Revenue	50%	$339 million	$454.4 million
Operating Income (Loss)(1)	50%	$(40) million	$21.6 million

Operational Metrics (50%)
New Customer Adds	25%	16	13
New Wins with Existing Customers	25%	16	15
Development Plan(2)	50%	On-track	On-track

(1)

Operating income (loss) excludes non-cash stock-based compensation expenses and non-recurring restructuring and other related costs. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions.

(2)

Progress against the development plan was based on a determination of the progress during fiscal 2010 of the product development efforts for each of our current and next-generation products, including the ATN System, the DTN System and our next-generation products against pre-established goals.

Upon review of the actual performance as compared to the targets, the Compensation Committee approved a 2010 Bonus Plan payout of 200% of target bonus. Had the Compensation Committee not introduced a 200% cap on the bonus payout in mid-2010, the 2010 Bonus Plan payout would have far exceeded the 200% level based on strong performance against the financial metrics included in the 2010 Bonus Plan.

As a result of the Company’s performance against targets under the 2010 Bonus Plan, the payout for each of the named executive officers was 200% of each named executive officer’s target bonus as a percentage of base salary, which resulted in the following payments:

Name and Principal Position	2010 Bonus Payment
Thomas J. Fallon, President and CEO	$750,000
Ita M. Brennan, CFO	$270,000
David F. Welch, Ph.D., Executive Vice President, Chief Strategy Officer	$390,000
Michael O. McCarthy III, Chief Legal & Administrative Officer	$351,000
Ronald D. Martin, Senior Vice President, Worldwide Sales(1)	$350,000
Jagdeep Singh, Former Executive Chairman, President and CEO(2)	$48,750
Duston M. Williams, Former CFO(2)	$195,000

(1)

Mr. Martin’s total target performance-based cash compensation was split equally between the 2010 Bonus Plan and 2010 Sales Incentive Compensation Plan. In addition to his payment of $350,000 under the 2010 Bonus Plan, Mr. Martin received a payment of $241,414 under the 2010 Sales Incentive Compensation Plan, as described below.

(2)	Neither Mr. Singh nor Mr. Williams were employees of the Company at the end of fiscal 2010 and, therefore, were only eligible for a 2010 Bonus Plan payout for the first half of fiscal 2010.

2010 Sales Incentive Compensation Plan

In fiscal 2010, employees in our sales organization, including Mr. Martin, were eligible to receive sales incentive compensation under our 2010 Sales Incentive Compensation Plan, in which payment of commissions was conditioned upon the achievement of certain sales-oriented performance measures, such as customer orders or bookings. The Compensation Committee believes that this type of commission-based incentive compensation arrangement is typical within the sales organization of our peer group companies. However, to better align Mr. Martin with our other named executive officers, the Compensation Committee determined that Mr. Martin’s target performance-based cash compensation should be split equally between the 2010 Bonus Plan and 2010 Sales Incentive Compensation Plan. This provides Mr. Martin an opportunity to balance his focus on sales with the strategic goals of the Company, which is consistent with our overall compensation philosophy for our named executive officers.

Pursuant to the 2010 Sales Incentive Compensation Plan, Mr. Martin’s target commission was 50% of his base salary based on 100% achievement of his sales goal for fiscal 2010. Mr. Martin’s sales goal was based on a target number of billings for Infinera during fiscal 2010. At the time that Mr. Martin’s sales goal was set, the Compensation Committee believed the sales goal to be challenging but attainable if Infinera’s sales performance for fiscal 2010 was strong.

Commissions are earned on a straight-line basis up to 100% achievement of target and are then subject to certain accelerators for performance above target. Due to the strong performance of our sales organization under the leadership of Mr. Martin during fiscal 2010, Mr. Martin far exceeded 100% of his target sales goals and received a payout of 69% of his base salary. For fiscal 2010, Mr. Martin earned commissions in the amount of $241,414 pursuant to the 2010 Sales Incentive Compensation Plan.

2010 Actual Cash Compensation

As a result of the Company’s strong financial performance in fiscal 2010, the following table sets forth the total actual cash compensation earned in fiscal 2010 by each of our named executive officers as a result of base salary, bonuses paid under the 2010 Bonus Plan and, in the case of Mr. Martin, commissions earned under the 2010 Sales Incentive Compensation Plan. Also included in the following table is the total actual cash compensation percentile as compared to our Market Group for each of the named executive officers for fiscal 2010.

Name and Principal Position	2010 Total Actual Cash Compensation	Total Actual Cash Compensation Percentile Among Market Group
Thomas J. Fallon, President and CEO	$1,050,000	70%
Ita M. Brennan, CFO	$530,192	62%
David F. Welch, Ph.D., Executive Vice President, Chief Strategy Officer	$690,000	Above 75%
Michael O. McCarthy III, Chief Legal & Administrative Officer	$621,000	Above 75%
Ronald D. Martin, Senior Vice President, Worldwide Sales	$941,414	Above 75%
Jagdeep Singh, Former Executive Chairman, President and CEO(1)	$172,212	—
Duston M. Williams, Former CFO(1)	$339,231	—

(1)	Neither Mr. Singh nor Mr. Williams were employees of the Company at the end of fiscal 2010; therefore, we have not included a Market Group comparison.

Long-Term Equity-Based Incentive Compensation

The Compensation Committee believes that strong long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our named executive officers through the use of equity awards, the value of which depends on our stock performance. Accordingly, we have established equity incentive plans to provide certain of our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of our stockholders and to enable them to participate in the long-term appreciation of our stock value. In addition, equity awards provide an important retention tool for key employees, as the awards are generally subject to vesting over an extended period of time and the employee’s continued service to the Company.

The Company currently maintains the 2007 Equity Incentive Plan (the “2007 Plan”), under which equity awards are granted to eligible employees, including our named executive officers. The Compensation Committee periodically reviews our equity award granting practices and may make adjustments and policy changes as it deems appropriate. For example, during the review of our equity award granting practices in December 2009, the Compensation Committee amended stock option and RSU awards granted under our equity incentive plans to permit accelerated vesting in the event of an employee’s death or terminal illness (with exceptions in certain circumstances). We do not have any other policy with respect to severance benefits in the event of an employee’s death or disability. The Compensation Committee believed that in the event of an employee’s death or terminal illness, it would be appropriate to provide the accelerated vesting of their RSUs and stock options.

Equity awards form a key part of the overall compensation for each named executive officer and are considered each year as part of the annual performance review process. Our named executive officers, who receive annual performance equity awards, are intended to benefit from these awards based on our sustained performance over time and the ability of our named executive officers to impact our results that drive stockholder value. In addition, the Compensation Committee evaluates the retention value of prior equity awards to an individual based on the potential value of the unvested portion of such equity awards under various scenarios. The Compensation Committee uses a number of methodologies to make external comparisons when determining the equity awards to be granted annually to each named executive officer. On an individual basis, the Compensation Committee compares the fair value of the grants to those executives from the Market Group, using a Black-Scholes valuation for equity awards that is consistent with ASC 718. The Compensation Committee also compares the overall dilutive impact of our equity programs to the equity practices of our peer group and of other Northern California-based companies on the Radford “Network Products and Services” and “Telecommunications Equipment Providers” lists, which are included in the Radford Survey. The Compensation Committee believes these comparisons provide an important additional context for evaluating the competitiveness of our equity-based compensation practices versus the market.

2010 Annual Equity Awards

The Company has relied heavily on equity-based compensation as a key component of our compensation program. The Compensation Committee believes that meaningful equity-based compensation performs the essential role of attracting, motivating and retaining our named executive officers and provides a strong motivation to drive corporate performance and stockholder return. However, the Compensation Committee has moved to reduce our annual aggregate equity utilization. This has been accomplished by limiting the employees eligible for equity awards, by utilizing a mix of stock options and RSUs, and by reducing the size of the annual grants made to employees, including the named executive officers. For fiscal 2010, the Compensation Committee continued to use a mix of PSUs and option grants for its named executive officers, as well as some awards in the form of RSUs. Utilizing a mix of equity awards allows us to better balance the various factors entering into the Compensation Committee’s compensation decisions, such as the retention value that full value awards provide and granting time-based awards versus performance-based awards. For fiscal 2010, the Compensation Committee included RSU awards with 100% vesting on December 31, 2010 to provide additional retention value to the named executive officers. The Compensation Committee wanted to provide equity awards that combined robust compensation opportunities with a strong link to performance; however, given the uncertain macroeconomic climate and the three-year cliff vesting for the PSUs, the Compensation Committee felt that it was appropriate to address the issue of retention with the inclusion of these RSU awards as a portion of the equity compensation. In setting the appropriate balance of PSUs, RSUs and option awards, the Compensation Committee reviewed various scenarios under which the value of the awards fluctuated based on the hypothetical performance of our stock price.

For fiscal 2010, the Compensation Committee generally targeted the 75th percentile among its Market Group for equity awards to the named executive officers in the aggregate. In determining the size of the equity awards to grant, the Compensation Committee reviewed the equity awards granted to the named executive officers in the prior year and scrutinized the dilutive effect such awards have on stockholders, as well as the awards to be granted in fiscal 2010. It also considered the importance of maintaining internal equity in the size of the equity awards to the named executive officers. The size of the awards for Mr. Fallon was higher than the 75th percentile to reflect his promotion to CEO and offset Mr. Fallon’s significantly lower total cash compensation. The size of the awards for Mr. Williams was lower than the 75th percentile to reflect, in part, the earlier significant RSU award that was made to him. Dr. Welch’s awards were slightly higher than the 75th percentile to reflect his responsibility and seniority with the Company. The size of the awards for Mr. McCarthy was higher than the 75th percentile to reflect his additional level of responsibility at the Company. The size of the awards for Mr. Martin was slightly lower than the targeted level to reflect his larger total cash compensation. Ms. Brennan’s awards were granted prior to her promotion to CFO at a level slightly lower than the 75th percentile. For Mr. Singh’s position as Executive Chairman, there was insufficient market data to determine the percentile ranking of Mr. Singh’s awards. The Compensation Committee considered the benchmark data provided by Compensia and upon review, determined that the size of the awards were appropriate for the Executive Chairman.

The following table sets forth the awards granted to the named executive officers in November 2009 for fiscal 2010 and the equity awards for each of our named executive officers as a percentile as compared to our Market Group:

Name and Principal Position	Stock Options	PSUs (Target Shares)	RSUs	Equity Awards as Percentile Among Market Group
Thomas J. Fallon, President and CEO(1)	75,000	150,000	75,000	84%
Ita M. Brennan, CFO(2)	37,500	25,000	12,500	70%
David F. Welch, Ph.D., Executive Vice President, Chief Strategy Officer	75,000	50,000	25,000	77%
Michael O. McCarthy III, Chief Legal & Administrative Officer	56,250	37,500	18,750	85%
Ronald D. Martin, Senior Vice President, Worldwide Sales	18,750	12,500	6,250	24%
Jagdeep Singh, Former Executive Chairman, President and CEO	112,000	75,000	37,500	—
Duston M. Williams, Former CFO	75,000	—	—	30%

(1)	Does not reflect equity awards granted to Mr. Fallon in connection with his promotion to CEO, as discussed further below.
(2)

Reflects awards Ms. Brennan was granted in November 2009 in connection with her role as Vice President, Finance and Corporate Controller, but does not reflect equity awards granted to Ms. Brennan in connection with her promotion to CFO, as discussed further below.

The stock options are scheduled to vest monthly over a period of 36 months from the grant date, subject to the individual’s continued service to the Company. The RSUs were granted effective January 1, 2010, and vested in full on December 31, 2010, except for Mr. Singh, whose unvested RSUs were cancelled upon his resignation in October 2010.

The PSUs were granted effective January 1, 2010, and entitle our named executive officers to receive shares of our common stock based on the performance of our common stock price as compared to the NASDAQ Composite Index (“NCI”) over a three-year period. Specifically, the amount of shares that may be issued upon vesting of these PSUs is subject to adjustment within a range of between one-half and two times (0.5x to 2x) the target shares based upon the change in our common stock price as compared to the NCI. If the Company’s stock performance is equal to the performance of the NCI, the PSUs will vest as to 100% of the shares. For each percent that the Company’s stock performance falls below the performance of the NCI, the percent of the PSUs that will vest will be reduced by 1%, subject to a minimum payout of 50% of the PSU grant. For each percent that our common stock performance exceeds the NCI, the percent of PSUs that will vest will be increased by 2%, up to a maximum payout of 200% of the PSU grant.

The Compensation Committee determined the measurement period for the PSUs to be the trailing six month average closing price for both the Company’s common stock and the NCI as of January 1, 2013, as compared to the trailing 30-calendar day average closing price for both as of January 1, 2010. The PSU awards are subject to each named executive officer’s continued service to the Company through January 1, 2013.

2010 Promotional Equity Awards

In connection with Mr. Fallon’s promotion to the position of President and CEO commencing in fiscal 2010, Mr. Fallon was granted a stock option to purchase 300,000 shares of our common stock in November 2009. Mr. Fallon’s stock option vests monthly over four years from the grant date, subject to his continued service to the Company. The Compensation Committee set the vesting schedule after considering the importance of weighting Mr. Fallon’s compensation toward long-term compensation. Mr. Fallon’s four-year vesting is consistent with the Company’s policy for vesting of promotional equity awards. The Compensation Committee believed this stock option award was appropriate to provide Mr. Fallon with retention value and motivation to drive our business.

In connection with Ms. Brennan’s promotion to CFO, Ms. Brennan was granted a stock option to purchase 75,000 shares of our common stock and 37,500 RSUs in June 2010. Ms. Brennan’s stock options vest monthly over four years from the grant date, subject to her continued service to the Company. Ms. Brennan’s four-year vesting is consistent with the Company’s policy for vesting of promotional equity awards. Ms. Brennan’s RSUs vest as to 25% on each of July 1, 2011, 2012, 2013 and 2014, subject to her continued service with to Company.

2010 Stock Option Exchange Program

In January 2010, we launched a stock option exchange program (the “Option Exchange Program”), in which eligible employees were permitted to cancel outstanding stock options in exchange for new stock options or RSUs. The Option Exchange Program was approved by the stockholders at our 2009 Annual Meeting of Stockholders. The challenging economic environment had caused in a substantial decrease in our common stock price, resulting in many “underwater” stock options with exercise prices significantly higher than the then-current price of our common stock. To help alleviate the concerns regarding retention and motivation among employees holding underwater stock options, the Option Exchange Program permitted eligible employees to cancel certain underwater stock options in exchange for new stock options or RSUs that had a value approximately the same as the cancelled underwater stock options. Our named executive officers were eligible to participate in the Option Exchange Program.

Under the terms of the Option Exchange Program, each of the named executive officers had the opportunity to receive new stock options in exchange for their cancelled underwater stock options. A total of 406 eligible employees participated in the Option Exchange Program. Pursuant to the terms and conditions of the Option Exchange Program, we accepted for cancellation and exchange stock options to purchase an aggregate of 4,926,790 shares our common stock, representing 93.6% of the total number of stock options eligible for cancellation and exchange. All surrendered stock options were cancelled effective as of the expiration of the Option Exchange Program, and immediately thereafter, in exchange therefore, the Company granted under our 2007 Plan (i) new stock options with an exercise price of $7.61 per share (representing the per share closing price of our common stock on February 22, 2010) to purchase an aggregate of 1,564,727 shares of our common stock and (ii) RSUs to purchase an aggregate of 814,017 shares of the Company’s common stock. As of the expiration of the Option Exchange Program, all new stock options and RSUs were deemed to be granted in full. None of these awards were vested on the date of grant. Each new stock option and RSU award is scheduled to vest based on the recipient’s continued service to the Company over a period between two and four years (depending on the extent to which the corresponding surrendered stock options were vested at the time of cancellation and exchange).

Perquisites

We provide employee benefits to all eligible employees, including our named executive officers, which the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental, vision, and disability benefits and other plans and programs, including our 2007 Employee Stock Purchase Plan (the “2007 ESPP”), made available to other eligible employees in the applicable country of residence. At this time, we do not provide any special plans or programs for our named executive officers. Accordingly, employee benefits and perquisites are reviewed from time to time only to ensure that benefit levels remain competitive, but are not included in the Compensation Committee’s annual determination of our total compensation for each of our named executive officers.

We sponsor a 401(k) tax-qualified retirement savings plan pursuant to which all U.S.-based employees are entitled to participate. Employees may make contributions to the 401(k) plan on a before-tax basis, or on a post-tax basis for those employees participating in the Roth 401(k) plan-component, to the maximum amount prescribed by the Internal Revenue Service. We do not provide any matching contributions to the 401(k) plan. Other than the 401(k) plan, we do not maintain any other deferred savings plans in which the named executive officers participate. We do not maintain or provide any defined benefit plans for its employees.

“Double Trigger” Change of Control and Severance Benefits

Change of Control Benefits

The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of the Company and its stockholders. To that end, the Compensation Committee recognized that the possibility of a “Change of Control” of the Company (as more fully described below) may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among our management team, may result in the departure or distraction of members of our management team to the detriment of the Company and our stockholders. Accordingly, the Compensation Committee decided to take appropriate steps to encourage the continued attention, dedication and continuity of members of our management team, including the named executive officers, to their assigned duties without the distraction that may arise from the possibility or occurrence of a Change of Control. As a result, the Company has entered into Change of Control Agreements (the “COC Agreements”) with certain vice president level officers and above, including our named executive officers. Except for the conversion of certain PSUs granted to our named executive officers in November 2009, which will convert to time-based vesting upon a Change of Control, the named executive officers will receive no benefit under the COC Agreements unless their employment is terminated without “Cause,” or by the named executive officer as a result of a “Constructive Termination” (as more fully described below), within 12 months following the effective date of a Change of Control transaction. The Compensation Committee believes that this “double trigger” structure strikes the correct balance between the corporate objectives described above and the potential compensation payable to each named executive officer. We also believe if we engage in discussions or negotiations relating to a Change of Control transaction, which our Board believes is in the best interest of our stockholders, these COC Agreements will help to ensure that our named executive officers remain focused on the consummation of a potential transaction, without significant distraction or concern regarding their personal circumstances such as continued employment.

In September 2010, the Compensation Committee reviewed the COC Agreements to ensure that the arrangements were competitive and appropriate in achieving the intended purposes. Based on peer group and market data provided by Compensia, the Compensation Committee determined an increase in the base salary multiplier was necessary to ensure the competitiveness of our Change of Control benefits. Accordingly, the Compensation Committee approved amendments to the COC Agreements with each of our named executive officers. Following such amendments, the following terms apply with respect to our named executive officers if we undergo a Change of Control transaction and such individual is terminated without Cause or as a result of Constructive Termination within 12 months following the Change of Control transaction, subject to such individual entering into and not revoking a release of claims in our favor:

•	100% of all outstanding equity awards will vest;

•

the CEO will be paid a lump sum severance payment equal to two (2) times annual base salary and the other named executive officers will be paid a lump sum severance payment equal to one and one-half (1.5) times annual base salary; and

•

the CEO will be reimbursed for premiums under COBRA for a period of twenty-four (24) months and the other named executive officers will be reimbursed for premiums under COBRA for a period of eighteen (18) months.

Severance Benefits

In addition to the Change of Control benefits discussed above, the Compensation Committee determined, in order to remain competitive in the market, it was necessary to take appropriate steps to encourage the continued attention, dedication and continuity of members of our management team, including the named executive officers, to their assigned duties without the distraction that may arise from the possibility of termination, other than for Cause or following a Change of Control. Accordingly, the Compensation Committee established the following terms for severance payments, subject to such individual entering into and not revoking a release of claims in our favor:

•

the CEO will be paid a lump sum severance payment equal to one and one-half (1.5) times annual base salary and the other named executive officers will be paid a lump sum severance payment equal to one (1) times annual base salary; and

•

the CEO will be reimbursed for premiums under COBRA for a period of eighteen (18) months and the other named executive officers will be reimbursed for premiums under COBRA for a period of twelve (12) months.

If a named executive officer’s employment with the Company is less than one year, the amount of severance payable to such individual shall be equal to the lesser of (x) the salary paid to such individual during their period of employment, or (y) the severance amount set forth above.

The amount of compensation and benefits payable to each named executive officer in connection with a termination without Cause or following a Change of Control has been estimated in the “Estimated Payments and Benefits upon Termination or Change of Control” table on page 55. For purposes of these benefits, the following terms have the following meanings:

Change of Control

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of the Company at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

Constructive Termination	The executive officer’s resignation as a result of, and within three (3) months following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following: (i) a material reduction in the executive officer’s job, duties or responsibilities in a manner that is substantially inconsistent with the position, duties or responsibilities held by the executive officer immediately before such reduction, (ii) a material reduction in the executive officer’s base salary (in other words, a reduction of more than five percent of executive’s base salary within the twelve-month period following a Change of Control), or (iii) a material change in the work location at which the executive officer is required to perform services for the Company (in other words, a requirement that the executive officer relocate to a work location that is more than 50 miles from the executive’s work location in effect as of the date immediately prior to a Change in Control). The executive officer will not resign as the result of a Constructive Termination without first providing the Company with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a cure period of thirty (30) days following the date of such notice.

Cause

(i) The executive officer’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) the executive officer’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the

Company; (iii) unauthorized use or disclosure by the executive officer of any proprietary information or trade secrets of the Company or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) the executive officer’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether the executive officer is being terminated for Cause will be made in good faith by the Company and will be final and binding on the executive officer.

Stock Option Granting Policy

In 2007, the Compensation Committee approved a policy for granting equity awards. Under this policy, the Non-Executive Equity Award Subcommittee is delegated the authority to grant new hire, promotional and annual retention equity awards to non-executive employees pursuant to certain pre-approved guidelines. The Non-Executive Equity Award Subcommittee consists of our CEO, Chief Legal & Administrative Officer and Vice President of Human Resources. The Non-Executive Equity Award Subcommittee generally meets on the first Monday of each month to approve new hire and promotional grants that are within pre-approved guidelines established by the Compensation Committee. Annual performance equity awards for such non-executive employees are also scheduled to occur as part of the monthly meetings of the Non-Executive Equity Award Subcommittee. The delegation to the Non-Executive Equity Award Subcommittee does not include the authority to grant equity awards to new employees who are or are reasonably expected to become Section 16 Officers or to current Section 16 Officers. All equity award grants to Section 16 Officers, as well as grants that are outside of the pre-approved guidelines, must be made by the Compensation Committee. Annual performance equity awards for Section 16 Officers and directors typically are scheduled to occur during the first open trading window of each new calendar year, and are determined as discussed above in this Compensation Discussion and Analysis.

Revision of Financial Metrics

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a revision.

Tax and Accounting Treatment of Compensation

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our CEO and to certain other of our most highly compensated executive officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit are available for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an executive officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from stock options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted stock options that we believe met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our CEO and certain other of our most highly compensated executive officers, the Compensation Committee intends to consider tax deductibility under Internal Revenue Code Section 162(m) as a factor in its compensation decisions.

We account for equity compensation paid to our employees under the rules of ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Summary

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our stockholders. The Compensation Committee also believes that the compensation of our executive officers is both appropriate and responsive to the goal of improving stockholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Carl Redfield, Chairman

Kambiz Y. Hooshmand

Dan Maydan, Ph.D.

Paul J. Milbury

EXECUTIVE COMPENSATION TABLES

The following tabular information and accompanying narratives and footnotes provide all of the compensation awarded to, earned by, or paid to the individuals who served as our principal executive officer and principal financial officer during fiscal 2010 and our three other highest paid executive officers during fiscal 2010. As previously noted, we refer to these executive officers as our “named executive officers.”

The summary compensation table below represents “total compensation” in accordance with SEC requirements. This amount is not the actual compensation received by our named executive officers during the years reported. Total compensation includes the dollar amounts set forth in the “Stock Awards” and “Option Awards” columns, which reflect the aggregate grant date fair value of such awards computed in accordance with ASC 718. The aggregate grant date fair value likely will vary from the amounts actually realized by any named executive officer based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise or sale of the shares, and the price of our common stock. The actual value realized by our named executive officers from the exercise of stock option awards and vesting of stock awards during fiscal 2010 is presented in the “Option Exercises and Stock Vested for Fiscal 2010” table. Details about the equity awards granted to our named executive officers during fiscal 2010 can be found in the “Grants of Plan Based Awards in Fiscal 2010” table.

Summary Compensation Table for Fiscal 2010

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Thomas J. Fallon	2010	300,000	—	827,440	750,000	1,877,440
President and CEO	2009	290,769	4,572,250	2,717,943	143,416	7,724,378
	2008	263,154	—	1,102,863	—	1,366,017
Ita M. Brennan(4)	2010	260,192	420,196	272,895	270,000	1,223,283
CFO
David F. Welch, Ph.D.	2010	300,000	—	827,440	390,000	1,517,440
Executive Vice President, Chief Strategy Officer	2009	290,769	2,916,750	1,373,823	143,416	4,724,758
	2008	278,846	—	1,102,863	—	1,381,709
Michael O. McCarthy III(5)	2010	270,000	—	498,700	351,000	1,119,700
Chief Legal & Administrative Officer	2009	260,000	2,029,250	849,525	107,562	3,246,337
Ronald D. Martin(6)	2010	350,000	—	—	591,414	941,414
Senior Vice President, Worldwide Sales
Jagdeep Singh(7)	2010	123,462	—	1,519,805	48,750	1,692,017
Former Executive Chairman of the Board, President and CEO	2009	311,538	4,302,125	1,324,553	295,500	6,233,716
	2008	298,385	—	1,764,580	—	2,062,965
Duston M. Williams(8)	2010	144,231	—	827,440	195,000	1,166,671
Former CFO	2009	290,769	2,796,750	735,558	143,416	3,966,493
	2008	279,308	—	1,102,863	—	1,382,171

(1)

The amounts in this column represent the aggregate grant date fair value of the listed equity awards, computed in accordance with ASC 718. See Note 2 of the notes to our consolidated financial statements contained in our 2010 Annual Report on Form 10-K filed on March 1, 2011 for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

(2)

Includes the grant date fair value of the equity awards granted in connection with the Option Exchange Program, as described in the “Compensation Discussion and Analysis” section on page 41. The new stock options were exchanged on a fair-value basis with the value of the new stock option equal to the value of the cancelled stock options.

(3)

These amounts represent annual incentive bonus awards under the 2010 Bonus Plan, which is discussed and analyzed beginning on page 35. See the “Grants of Plan Based Awards in Fiscal 2010” table for more information on each annual incentive award in fiscal 2010.

(4)	Ms. Brennan was not a named executive officer during fiscal 2008 and 2009.
(5)	Mr. McCarthy was not a named executive officer during fiscal 2008.
(6)	Mr. Martin was not a named executive officer during fiscal 2008 and 2009.
(7)	Mr. Singh resigned as President and CEO in December 2009 after the commencement of fiscal 2010 and Executive Chairman in October 2010.
(8)	Mr. Williams resigned as CFO in June 2010.

Grants of Plan Based Awards in Fiscal 2010

The following table sets forth information regarding fiscal 2010 annual cash incentive compensation and equity awards granted to our named executive officers during fiscal 2010.

Name	Type of Award	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Options (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas J. Fallon	Stock Option	2/22/2010	(2)	—	—	—	—	—	—	—	29,214	7.61	109,590
	Stock Option	2/22/2010	(2)	—	—	—	—	—	—	—	101,342	7.61	380,163
	Stock Option	2/22/2010	(2)	—	—	—	—	—	—	—	2,817	7.61	11,258
	Stock Option	2/22/2010	(2)	—	—	—	—	—	—	—	81,683	7.61	326,429
	Bonus	N/A		—	375,000	750,000	—	—	—	—	—	—	—
Total					375,000	750,000					215,056		827,440
Ita M. Brennan	Stock Option	6/26/2010		—	—	—	—	—	—	—	62,226	6.90	226,416
	Stock Option	6/26/2010		—	—	—	—	—	—	—	12,774	6.90	46,479
	RSU	2/22/2010	(2)	—	—	—	—	—	—	8,580	—	—	65,294
	RSU	2/22/2010	(2)	—	—	—	—	—	—	5,205	—	—	39,610
	RSU	2/22/2010	(2)	—	—	—	—	—	—	7,430	—	—	56,542
	RSU	6/26/2010		—	—	—	—	—	—	37,500	—	—	258,750
	Bonus	N/A		—	135,000	270,000	—	—	—	—	—	—	—
Total					135,000	270,000				58,715	75,000		693,091
David F. Welch, Ph.D.	Stock Option	2/22/2010	(2)	—	—	—	—	—	—	—	29,214	7.61	109,590
	Stock Option	2/22/2010	(2)	—	—	—	—	—	—	—	101,342	7.61	380,163
	Stock Option	2/22/2010	(2)	—	—	—	—	—	—	—	2,817	7.61	11,258
	Stock Option	2/22/2010	(2)	—	—	—	—	—	—	—	81,683	7.61	326,429
	Bonus	N/A		—	195,000	390,000	—	—	—	—	—	—	—
Total					195,000	390,000					215,056		827,440
Michael O. McCarthy III	Stock Option	2/22/2010	(2)	—	—	—	—	—	—	—	28,407	7.61	106,563
	Stock Option	2/22/2010	(2)	—	—	—	—	—	—	—	32,519	7.61	121,988
	Stock Option	2/22/2010	(2)	—	—	—	—	—	—	—	3,116	7.61	12,452
	Stock Option	2/22/2010	(2)	—	—	—	—	—	—	—	64,484	7.61	257,697
	Bonus	N/A		—	175,500	351,000	—	—	—	—	—	—	—
Total					175,500	351,000					128,526		498,700
Ronald D. Martin(3)	Bonus/ Commissions	N/A		—	350,000	700,000	—	—	—	—	—	—	—
Total					350,000	700,000
Jagdeep Singh	Stock Option	2/22/2010	(2)(4)	—	—	—	—	—	—	—	29,214	7.61	109,590
	Stock Option	2/22/2010	(2)(4)	—	—	—	—	—	—	—	231,898	7.61	869,916
	Stock Option	2/22/2010	(2)(4)	—	—	—	—	—	—	—	4,507	7.61	18,011
	Stock Option	2/22/2010	(2)(4)	—	—	—	—	—	—	—	130,693	7.61	522,287
	Bonus	N/A		—	48,750	97,500	—	—	—	—	—	—	—
Total					48,750	97,500					396,312		1,519,804
Duston M. Williams	Stock Option	2/22/2010	(2)(4)	—	—	—	—	—	—	—	29,214	7.61	109,590
	Stock Option	2/22/2010	(2)(4)	—	—	—	—	—	—	—	101,342	7.61	380,163
	Stock Option	2/22/2010	(2)(4)	—	—	—	—	—	—	—	2,817	7.61	11,258
	Stock Option	2/22/2010	(2)(4)	—	—	—	—	—	—	—	81,683	7.61	326,429
	Bonus	N/A		—	195,000	390,000	—	—	—	—	—	—	—
Total					195,000	390,000					215,056		827,440

(1)	Represents the aggregate grant date fair value of each equity award computed in accordance with ASC 718.
(2)

On June 11, 2009, our stockholders approved the Option Exchange Program, and on January 25, 2010, we launched the Option Exchange Program pursuant to which eligible employees were able to exchange certain outstanding stock options under our 2007 Plan with an exercise price greater than or equal to $8.16 per share and a grant date on or before January 25, 2009, for a lesser amount of new RSUs or, for new stock options for senior executives. These awards were granted in connection with the Option Exchange Program on a fair-value basis.

(3)	Mr. Martin’s total target cash incentive compensation was split equally between the 2010 Bonus Plan and 2010 Sales Incentive Compensation Plan.
(4)	The unvested portion of these stock option grants were cancelled upon termination.

Description of Awards Granted in 2010

The following narrative discusses the material information necessary to understand the information in the table above. For each equity award made to our named executive officers during fiscal 2010, the date the award was approved by our Compensation Committee was the same as the grant date. All stock option and RSU awards granted during fiscal 2010 to our named executive officers were granted pursuant to our 2007 Plan.

Stock Option Awards

On February 22, 2010, Messrs. Fallon and McCarthy and Dr. Welch were granted stock options to purchase the respective shares of common stock as indicated above in the “Grants of Plan Based Awards in Fiscal 2010” table. The first and second stock option awards listed in the above table vest monthly over three years beginning on March 5, 2010 and the third and fourth stock option awards listed in the above table vest monthly over four years beginning on March 5, 2010. As noted in the above table, these stock option awards were granted in connection with the Option Exchange Program. On June 26, 2010, in connection with her promotion to CFO, Ms. Brennan was granted stock options to purchase the respective shares of common stock as indicated above in the “Grants of Plan Based Awards in Fiscal 2010” table. These stock options vest monthly over four years commencing on the grant date.

Restricted Stock Units

On February 22, 2010, Ms. Brennan was awarded RSUs covering the respective shares of common stock as indicated above in the “Grants of Plan Based Awards in Fiscal 2010” table. The first grant of RSUs listed in the above table vest quarterly over three years beginning on March 5, 2010 and the second and third grants of RSUs listed in the above table vest quarterly over four years beginning on March 5, 2010. As noted in the above table, these RSU awards were granted in connection with the Option Exchange Program. On June 26, 2010, in connection with her promotion to CFO, Ms. Brennan was also awarded RSUs covering the respective shares of common stock as indicated above in the “Grants of Plan Based Awards in Fiscal 2010” table. These RSUs vest as to 25% on each of July 1, 2011, 2012, 2013 and 2014.

Non-Equity Incentive Plan Awards

With the exception of Mr. Martin, these amounts reflect the target and maximum annual incentive cash bonus awards payable under the 2010 Bonus Plan. Mr. Martin’s total target cash incentive compensation was split equally between the 2010 Bonus Plan and 2010 Sales Incentive Compensation Plan. Amounts actually earned under the 2010 Bonus Plan, or in the case of Mr. Martin, under the 2010 Bonus Plan and 2010 Sales Incentive Compensation Plan, are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table for Fiscal 2010” above. The target amounts paid under the 2010 Bonus Plan and the 2010 Sales Incentive Compensation Plan vary depending on how actual performance compares to the established performance metrics set forth and more fully described on pages 35-37 of the Compensation Discussion and Analysis section of this Proxy Statement.

Calculation of Grant Date Fair Value

The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column of the “Grants of Plan Based Awards in Fiscal 2010” table above reflects, for each equity award granted during fiscal 2010, the grant date fair value of each equity award computed in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth information regarding outstanding stock options, RSUs and PSUs held by each of our named executive officers as of December 25, 2010. The vesting conditions for each award are set forth in the footnotes below the table.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Options Total Grant(#)	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)		Option Exercise Price($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)
Thomas J. Fallon	8/8/2006	50,000	50,000	0	(1)	2.00	8/8/2016	2/10/2009	100,000	(11)	1,031,000
	8/8/2006	50,000	50,000	0	(1)	2.00	8/8/2016	2/10/2009	50,000	(12)	515,500
	2/10/2009	100,000	91,666	8,334	(2)	7.11	2/10/2019	8/10/2009	75,000	(13)	773,250
	8/10/2009	150,000	100,000	50,000	(3)	7.45	8/10/2019	11/23/2009	75,000	(14)	773,250
	11/23/2009	75,000	27,083	47,917	(4)	8.19	11/23/2016	11/23/2009	150,000	(15)	1,546,500
	11/23/2009	5,595	0	5,595	(5)	8.19	11/23/2019	—	—		—
	11/23/2009	294,405	81,250	213,155	(5)	8.19	11/23/2019	—	—		—
	2/22/2010	29,214	8,115	21,099	(6)	7.61	6/6/2017	—	—		—
	2/22/2010	101,342	28,150	73,192	(6)	7.61	6/6/2017	—	—		—
	2/22/2010	2,817	586	2,231	(7)	7.61	2/28/2018	—	—		—
	2/22/2010	81,683	17,017	64,666	(7)	7.61	2/28/2018	—	—		—
Total		940,056	453,867	486,189					450,000		4,639,500
Ita M. Brennan	9/7/2006	3,125	3,125	0	(1)	2.00	9/7/2016	6/7/2007	3,520	(16)	36,291
	9/7/2006	2,344	2,344	0	(1)	2.00	9/7/2016	2/28/2008	4,050	(16)	41,756
	3/2/2009	50,000	43,750	6,250	(8)	6.71	3/2/2019	3/2/2009	50,000	(11)	515,500
	8/10/2009	33,000	22,000	11,000	(3)	7.45	8/10/2019	3/2/2009	25,000	(12)	257,750
	11/23/2009	37,500	13,541	23,959	(4)	8.19	11/23/2016	8/10/2009	16,500	(13)	170,115
	6/26/2010	62,226	7,812	54,414	(9)	6.90	6/26/2020	11/23/2009	12,500	(14)	128,875
	6/26/2010	12,774	0	12,774	(9)	6.90	6/26/2020	11/23/2009	25,000	(15)	257,750
	—	—	—	—		—	—	2/22/2010	6,435	(17)	66,345
	—	—	—	—		—	—	2/22/2010	4,230	(18)	43,611
	—	—	—	—		—	—	2/22/2010	6,037	(18)	62,241
	—	—	—	—		—	—	6/26/2010	37,500	(19)	386,625
Total		200,969	92,572	108,397					190,772		1,966,859
David F. Welch, Ph.D.	8/8/2006	50,000	50,000	0	(1)	2.00	8/8/2016	2/10/2009	100,000	(11)	1,031,000
	8/8/2006	137,500	137,500	0	(1)	2.00	8/8/2016	2/10/2009	50,000	(12)	515,500
	2/10/2009	100,000	91,666	8,334	(2)	7.11	2/10/2019	8/10/2009	75,000	(13)	773,250
	8/10/2009	150,000	100,000	50,000	(3)	7.45	8/10/2019	11/23/2009	25,000	(14)	257,750
	11/23/2009	75,000	27,083	47,917	(4)	8.19	11/23/2016	11/23/2009	50,000	(15)	515,500
	2/22/2010	29,214	8,115	21,099	(6)	7.61	6/6/2017	—	—		—
	2/22/2010	101,342	28,150	73,192	(6)	7.61	6/6/2017	—	—		—
	2/22/2010	2,817	586	2,231	(7)	7.61	2/28/2018	—	—		—
	2/22/2010	81,683	17,017	64,666	(7)	7.61	2/28/2018	—	—		—
Total		727,556	460,117	267,439					300,000		3,093,000

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Options Total Grant(#)	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)		Option Exercise Price($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)
Michael O. McCarthy III	5/16/2003	1,319	1,319	0	(1)	1.84	5/15/2013	2/10/2009	75,000	(11)	773,250
	11/28/2005	7,996	7,996	0	(1)	1.32	11/28/2015	2/10/2009	37,500	(12)	386,626
	8/8/2006	8,703	8,703	0	(1)	2.00	8/8/2016	8/10/2009	35,000	(13)	360,850
	8/8/2006	11,805	11,805	0	(1)	2.00	8/8/2016	11/23/2009	18,750	(14)	193,313
	2/10/2009	45,309	39,059	6,250	(2)	7.11	2/10/2019	11/23/2009	37,500	(15)	386,625
	8/10/2009	51,040	27,706	23,334	(3)	7.45	8/10/2019	—	—		—
	11/23/2009	56,250	20,312	35,938	(4)	8.19	11/23/2016	—	—		—
	2/22/2010	25,642	5,125	20,517	(6)	7.61	6/6/2017	—	—		—
	2/22/2010	29,355	5,869	23,486	(6)	7.61	6/6/2017	—	—		—
	2/22/2010	2,886	419	2,467	(7)	7.61	2/28/2018	—	—		—
	2/22/2010	59,780	8,730	51,050	(7)	7.61	2/28/2018	—	—		—
Total		300,085	137,043	163,042					203,750		2,100,663
Ronald D. Martin	8/3/2009	580	580	0	(1)	6.97	8/3/2019	8/3/2009	18,750	(20)	193,313
	8/3/2009	36,920	3,586	33,334	(10)	6.97	8/3/2019	11/23/2009	6,250	(14)	64,438
	11/23/2009	3,144	0	3,144	(4)	8.19	11/23/2016	11/23/2009	12,500	(15)	128,875
	11/23/2009	11,441	2,605	8,836	(4)	8.19	11/23/2016	—	—		—
Total		52,085	6,771	45,314					37,500		386,625
Duston M. Williams	—	—	—	—		—	—	8/10/2009	170,000	(21)	1,752,700
Total		—	—	—					170,000		1,752,700

(1)	This option grant is fully vested.
(2)	The remaining unvested portion of this option grant vests in equal monthly amounts through February 10, 2011, subject to the named executive officer’s continued employment with Infinera.
(3)	The remaining unvested portion of this option grant vests in equal monthly amounts through August 10, 2011, subject to the named executive officer’s continued employment with Infinera.
(4)	The remaining unvested portion of this option grant vests in equal monthly amounts through November 23, 2012, subject to the named executive officer’s continued employment with Infinera.
(5)	The remaining unvested portion of this option grant vests in equal monthly amounts through November 23, 2013, subject to the named executive officer’s continued employment with Infinera.
(6)	The remaining unvested portion of this option grant vests in equal monthly amounts through February 5, 2013, subject to the named executive officer’s continued employment with Infinera.
(7)	The remaining unvested portion of this option grant vests in equal monthly amounts through February 5, 2014, subject to the named executive officer’s continued employment with Infinera.
(8)	The remaining unvested portion of this option grant vests in equal monthly amounts through March 2, 2011, subject to the named executive officer’s continued employment with Infinera.
(9)	The remaining unvested portion of this option grant vests in equal monthly amounts through June 26, 2014, subject to the named executive officer’s continued employment with Infinera.
(10)	The remaining unvested portion of this option grant vests in equal monthly amounts through August 3, 2013, subject to the named executive officer’s continued employment with Infinera.
(11)

This PSU grant entitles the named executive officer to receive shares of common stock based on our stock price performance as compared to NCI. The PSUs vest in two equal annual installments following each measurement period on January 1, 2012 and January 1, 2013, respectively. The amount of shares to be awarded pursuant to the PSUs is subject to adjustment within a range of 0.5x to 2x payout of shares based upon the change in our stock price as measured against the change of the NCI. The measurement periods are a comparison of the six month average between July 1 and December 31, 2011 as compared to the 30 day trailing average as of December 31, 2008.

(12)

This PSU grant entitles the named executive officer to receive shares of common stock based on our stock price performance as compared to NCI. The PSUs vest in one annual installment following the measurement period on January 1, 2012. The amount of shares to be awarded is subject to adjustment within a range of 0.5x to 2x payout of shares based upon the change in our stock price as measured against the change of the NCI. The measurement period is a comparison of the six month average between July 1 and December 31, 2011 and the six month average between July 1 and December 31, 2012, respectively, as compared to the 30 day trailing average as of December 31, 2008.

(13)	The remaining unvested portion of this RSU grant vests in its entirety on April 1, 2011, subject to the named executive officer’s continued employment with Infinera.
(14)	The remaining unvested portion of this RSU grant vests in its entirety on December 31, 2010, subject to the named executive officer’s continued employment with Infinera.
(15)

This PSU grant entitles the named executive officer to receive shares of common stock based on our stock price performance as compared to NCI. The PSUs vest in one annual installment following the measurement period on January 1, 2013. The amount of shares to be awarded is subject to adjustment within a range of 0.5x to 2x payout of shares based upon the change in our stock price as measured against the change of the NCI. The measurement period is a comparison of the six month average between July 1 and December 31, 2012 as compared to the 30 day trailing average as of December 31, 2009.

(16)	The remaining unvested portion of this RSU grant vests in its entirety on June 7, 2012, subject to the named executive officer’s continued employment with Infinera.
(17)	The remaining unvested portion of this RSU grant vests in its entirety on February 22, 2013, subject to the named executive officer’s continued employment with Infinera.
(18)	The remaining unvested portion of this RSU grant vests in its entirety on February 22, 2014, subject to the named executive officer’s continued employment with Infinera.
(19)	The remaining unvested portion of this RSU grant vests in its entirety on June 26, 2014, subject to the named executive officer’s continued employment with Infinera.
(20)	The remaining unvested portion of this RSU grant vests in its entirety on August 3, 2013, subject to the named executive officer’s continued employment with Infinera.
(21)	This RSU grant vested in its entirety on March 15, 2011.

Option Exercises and Stock Vested for Fiscal 2010

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSUs and PSUs during fiscal 2010 by each of the named executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas J. Fallon	—	—	—	—
Ita M. Brennan	82,031	784,071	7,623	72,114
David F. Welch, Ph.D.	—	—	—	—
Michael O. McCarthy III	119,861	1,338,045	—	—
Ronald D. Martin	16,665	152,971	6,250	57,563
Jagdeep Singh	928,333	8,104,121	—	—
Duston M. Williams	352,795	3,813,254	—	—

(1)	The value realized on vesting is based on the fair market value of our common stock on the vesting date and does not necessarily reflect the proceeds actually received by the named executive officer.

Estimated Payments and Benefits Upon Termination or Change of Control

Change of Control Benefits

As discussed above in the “Compensation Discussion and Analysis – “Double Trigger” Change of Control and Severance Benefits” section, in September 2010, the Compensation Committee amended the COC Agreements with our named executive officers. Following such amendments, the terms below apply with respect to our named executive officers if we undergo a Change of Control transaction and such individual is terminated without Cause or as a result of a Constructive Termination within 12 months following the transaction, subject to such individual entering into and not revoking a release of claims in our favor:

•	100% of all outstanding equity awards will vest;

•

the CEO will be paid a lump sum severance payment equal to two (2) times annual base salary and the other named executive officers will be paid a lump sum severance payment equal to one and one-half (1.5) times annual base salary; and

•

the CEO will be reimbursed for premiums under COBRA for a period of twenty-four (24) months and the other named executive officers will be reimbursed for premiums under COBRA for a period of eighteen (18) months.

Severance Benefits

As discussed above in the “Compensation Discussion and Analysis – Change of Control and Severance Benefits” section, the Compensation Committee determined that the Company shall pay severance to our named executive officers if such named executive officer is terminated, except in the event of termination following a Change of Control or for Cause. The Compensation Committee established the following terms for severance payments, subject to such individual entering into and not revoking a release of claims in our favor:

•

the CEO will be paid a lump sum severance payment equal to one and one-half (1.5) times annual base salary and the other named executive officers will be paid a lump sum severance payment equal to one (1) times annual base salary; and

•

the CEO will be reimbursed for premiums under COBRA for a period of eighteen (18) months and the other named executive officers will be reimbursed for premiums under COBRA for a period of twelve (12) months.

If a named executive officer’s employment with the Company is less than one year, the amount of severance payable to such individual shall be equal to the lesser of (x) the salary paid to such individual during their period of employment, or (y) the severance amount set forth above.

The terms “Change of Control,” “Cause,” and “Constructive Termination” are defined in the “Compensation Discussion and Analysis – “Double Trigger” Change of Control and Severance Benefits” section beginning on page 43.

Summary Tables

The amount of compensation and benefits payable to each named executive officer in each termination and Change of Control situation has been estimated in the table below. The value of the outstanding equity award vesting acceleration was calculated based on the assumption that the Change of Control and the named executive officer’s employment terminated on December 25, 2010. The closing price of our stock as of the last trading day prior to our fiscal year-end, December 23, 2010, was $10.31, which was used as the value of our common stock in the calculations. The value of the vesting acceleration was calculated by multiplying the number of accelerated shares of common stock underlying unvested equity awards as of December 25, 2010 by $10.31.

Messrs. Singh and Williams are not included in the table below because they were not serving as named executive officers at the end of fiscal 2010.

		Potential Payments in Connection With:
		Non-Change of Control	Change of Control
Name	Type of Benefit	Termination Without Cause ($)	Termination Without Cause or Constructively Terminated After Change of Control ($)
Thomas J. Fallon	Cash Severance	450,000	600,000
	Vesting Acceleration(1)	—	5,809,710
	Continued Coverage of Employee Benefits	32,807	43,742
	Accrued Vacation Pay	14,567	14,567

	Total Benefits	497,374	6,468,019

Ita M. Brennan	Cash Severance	270,000	405,000
	Vesting Acceleration(2)	—	2,300,723
	Continued Coverage of Employee Benefits	7,238	10,856
	Accrued Vacation Pay	24,185	24,185

	Total Benefits	301,423	2,740,764

David F. Welch, Ph.D.	Cash Severance	300,000	450,000
	Vesting Acceleration(3)	—	3,799,460
	Continued Coverage of Employee Benefits	21,871	32,807
	Accrued Vacation Pay	30,259	30,259

	Total Benefits	352,130	4,312,526

Michael O. McCarthy III	Cash Severance	270,000	405,000
	Vesting Acceleration(4)	—	2,526,890
	Continued Coverage of Employee Benefits	21,871	32,807
	Accrued Vacation Pay	33,861	33,861

	Total Benefits	325,732	2,998,558
Ronald D. Martin	Cash Severance	350,000	525,000
	Vesting Acceleration(5)	—	523,358
	Continued Coverage of Employee Benefits	21,871	32,807
	Accrued Vacation Pay	14,512	14,512

	Total Benefits	386,383	1,095,677

(1)

The vesting of 936,189 shares of common stock would accelerate if Mr. Fallon was terminated without Cause or as a result of a Constructive Termination within 12 months following a Change of Control as of December 25, 2010.

(2)

The vesting of 299,169 shares of common stock would accelerate if Ms. Brennan was terminated without Cause or as a result of a Constructive Termination within 12 months following a Change of Control as of December 25, 2010.

(3)

The vesting of 567,439 shares of common stock would accelerate if Dr. Welch was terminated without Cause or as a result of a Constructive Termination within 12 months following a Change of Control as of December 25, 2010.

(4)

The vesting of 366,792 shares of common stock would accelerate if Mr. McCarthy was terminated without Cause or as a result of a Constructive Termination within 12 months following a Change of Control as of December 25, 2010.

(5)

The vesting of 82,814 shares of common stock would accelerate if Mr. Martin was terminated without Cause or as a result of a Constructive Termination within 12 months following a Change of Control as of December 25, 2010.

PROPOSAL 3

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the tabular disclosures of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders the opportunity to express their views on the compensation of our named executive officers.

As described in detail under the heading “Compensation of Executive Officers – Compensation Discussion and Analysis,” we believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of Infinera. The goals of our executive compensation programs are to fairly compensate our executives, attract and retain highly qualified executives able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. The specific goals that our current executive compensation programs reward are focused on financial and operating goals, including specific revenue and operating income performance metrics and product development goals. Please read the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 29 for additional details about our executive compensation programs, including information about the fiscal 2010 compensation of our named executive officers. Highlights of our executive compensation programs include the following:

•	a mix of cash and equity incentive awards through the principal compensation components of base salary, incentive cash compensation and long-term equity incentive compensation;

•	an overall cash compensation (assuming that targeted levels of performance are achieved) at or below the median compensation of our peer group of technology companies;

•	a long-term equity incentive plan awarding substantially at-risk awards subject to the achievement of performance objectives;

•	clearly defined short- and long-term individual and company objectives; and

•	annual performance reviews of all named executive officers.

Our Board believes that our executive compensation program properly aligns the interests of our executive officers with those of the stockholders, and is worthy of the support of our stockholders. In determining whether to approve this say-on-pay proposal, we believe that stockholders should consider the following factors:

•

Independent Compensation Committee. Our executive compensation policies and programs are reviewed and established by the Compensation Committee of the Board, which is comprised entirely of independent directors. The Compensation Committee also receives data, analysis and input from an independent compensation consultant.

•	Heavy Weighting of Performance-Based Compensation. We have heavily weighted the compensation for our executive officers towards performance-based cash and equity awards.

•	No Employment Agreements. Our executive officers are “at will” employees and do not have employment agreements or supplemental executive retirement plans.

•	Stock Ownership Guidelines. Our executive officers are subject to stock ownership guidelines described in more detail in “Compensation Discussion and Analysis.”

•	No Additional Perquisites. Our executive officers are eligible for the same benefits as non-executive employees and do not receive any significant additional perquisites.

For these reasons, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, practices and objectives described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for Fiscal 2010 and the accompanying footnotes and narratives within the Compensation of Executive Officers section of the Proxy Statement.”

As an advisory vote, this say-on-pay proposal is not binding upon the Company, our Board or the Compensation Committee. However, the Company, our Board and the Compensation Committee, which are responsible for overseeing, reviewing and administering our executive compensation programs, value the opinions expressed by our stockholders and will continue to consider our stockholders’ concerns in evaluating future compensation decisions for named executive officers.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

Proposal 3—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF

STOCKHOLDER ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Act also enables our stockholders to cast an advisory vote indicating how frequently we should include a say-on-pay vote, such as Proposal 3 included on page 56 of this Proxy Statement, in its proxy materials for future annual stockholder meetings (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation to be held in the future as follows:

•	every year;

•	every other year; or

•	every three years.

Stockholders may also abstain from voting on this Proposal 4. In considering your vote, you may wish to review the information presented in connection with Proposal 3 in this Proxy Statement, together with the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, which provide more detailed discussion of our executive compensation policies and programs.

After careful consideration of this Proposal 4, our Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company and, therefore, our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

The Board believes that an advisory say-on-pay vote should be conducted every year so that stockholders may annually express their views on the effectiveness of our executive compensation policies and programs.

We are asking that stockholders select “1 YEAR” when voting on the frequency of advisory votes on executive compensation. You may cast your vote on your preferred voting frequency by choosing the option of “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN” from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every 1 year, 2 years or 3 years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for Fiscal 2010 and the accompanying footnotes and narratives within the Compensation of Executive Officers section of the Proxy Statement.”

As an advisory vote, this Proposal 4 is not binding upon the Company or our Board. The Board may determine that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Vote Required

The option of “1 YEAR,” “2 YEARS” or “3 YEARS” that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by our stockholders.

Proposal 4—Recommendation of the Board

The Board unanimously recommends a vote for “1 YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

In fiscal 2010, we engaged in the following related party transactions:

On January 26, 2010, we entered into a consulting agreement with Mr. Williams pursuant to which Mr. Williams would remain a consultant to the Company following his resignation as our CFO on June 26, 2010 through April 2, 2011. In exchange for providing these consulting services to the Company, Mr. Williams receives the following compensation: (a) continued vesting in the grant of 170,000 RSUs that were granted to him on August 10, 2009, which shall vest through March 2011, subject to Mr. Williams’ continued service to the Company; (b) payment under the Company’s 2010 Bonus Plan at 100% of the pro-rated amount for the actual performance for the Company for the six months from January 1, 2010 through June 26, 2010 and (c) reimbursement of six months of COBRA premiums if he elected continuation of health (i.e., medical, dental and vision) coverage, which he did not. Except for the grant of RSUs described above, Mr. Williams did not vest in any other equity awards after June 26, 2010.

On May 19, 2010, we entered into a consulting agreement with Mr. Hundt pursuant to which Mr. Hundt will remain a consultant to the Company following his resignation from the Board on May 19, 2010 through November 30, 2011. In exchange for Mr. Hundt’s consulting services to the Company, Mr. Hundt was granted 35,000 shares of RSUs, which shall vest through November 2011, subject to Mr. Hundt’s continued service to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and certain transactions in our common stock. Based solely upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal 2010 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) were met in a timely manner during fiscal 2010, except for certain transactions that should have been reported on Form 4 for each of Messrs. Fallon, Goldman, Koen and Singh and Dr. Welch by September 28, 2010, which were actually reported on Form 4 on October 12, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 25, 2010 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(1)
Equity compensation plans approved by security holders(2)	17,404,643	$6.52	11,127,884
Equity compensation plans not approved by security holders	—	—	—

Total	17,404,643		11,127,884

(1)	Includes 1,398,742 shares of common stock available for future issuances under the Company’s 2007 ESPP.
(2)

Our 2007 Plan provides that on the first day of our fiscal year, the number of shares of common stock authorized under the 2007 Plan shall be increased by the lesser of (i) 9,000,000 shares of common stock, (ii) 5% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as is determined by the Board or a committee of the Board. For 2011, the Board approved an increase in the number of shares of common stock authorized under the 2007 Plan of 5,124,619 shares. Our 2007 ESPP provides that on the first day of our fiscal year, the number of shares of common stock authorized under the 2007 ESPP shall be increased by the lesser of (i) 1,875,000 shares of common stock, (ii) 1% of the outstanding shares of common stock on such date or (iii) such other amount as is determined by the Board or a committee of the Board. For 2011, the Board approved an increase in the number of shares of common stock authorized under the 2007 ESPP of 1,024,923 shares.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

To be considered for inclusion in our Proxy Statement for the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”), stockholder proposals must comply with our Bylaws and the requirements of Rule 14a-8 under the Exchange Act and be received by our Corporate Secretary at our principal executive offices no later than December 3, 2011, or no later than 120 calendar days before the one-year anniversary of the date on which we first mailed our Proxy Statement or Notice to stockholders in connection with this year’s Annual Meeting.

To be raised at the 2012 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give timely notice thereof in proper written form to our Corporate Secretary of any business, including nominations of directors for our Board that the stockholder wishes to raise at our 2012 Annual Meeting. To be timely, the stockholder notice must be received by our Corporate Secretary no later than February 16, 2012 nor earlier than January 17, 2012, or no later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our Proxy Statement or Notice to stockholders in connection with this year’s Annual Meeting. To be in proper written form, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in greater detail in our Bylaws. In connection with a stockholder nomination of a candidate for our Board, the stockholder notice must also include certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

Under Rule 14a-8 of the Exchange Act, if the date of the 2012 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2012 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of this year’s Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary no earlier than the close of business on the 120th day prior to the 2012 Annual Meeting and no later than the close of business on the later of (i) the 90th day prior to the 2012 Annual Meeting, or (ii) the tenth day following the day on which disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act of the date of the 2012 Annual Meeting is first made.

If we receive notice of a matter to come before the 2012 Annual Meeting that is not in accordance with the deadlines described above and as more fully set forth in our Bylaws and Rule 14a-8 of the Exchange Act, we will use our discretion in determining whether or not to bring such matter before the 2012 Annual Meeting. If such matter is brought before the 2012 Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING

THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our common stock, but sharing the same address, we have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders who have the same last name and address, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice, and as applicable, any additional proxy materials that are delivered. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in “householding” will continue to have access to and utilize separate proxy voting instructions.

Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy materials or if you would like an additional copy of any of the proxy materials, please notify your broker or direct your written request to Infinera Corporation, 169 Java Drive, Sunnyvale, CA 94089, Attn: Corporate Secretary, or call (408) 572-5200. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board,

/S/ MICHAEL O. MCCARTHY III
Michael O. McCarthy III
Chief Legal & Administrative Officer and
Corporate Secretary
Sunnyvale, California
April 1, 2011

INFINERA CORPORATION

ATTN: CORPORATE SECRETARY

169 JAVA DRIVE

SUNNYVALE, CA 94089

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

1 OF 2 1 1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC.—CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

CONTROL # 000000000000

SHARES

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Thomas J. Fallon 02 Kambiz Y. Hooshmand 03 Philip J. Koen

The Board of Directors recommends you vote FOR proposals 2 and 3.

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

3. The advisory vote on our executive compensation.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

4. To recommend, by non-binding vote, the frequency of executive compensation votes.

NOTE: These items of business are more fully described in the Proxy Statement accompanying this Notice. We will transact such other business as may properly come before the Annual Meeting or at any and all postponements or adjournments of the Annual Meeting.

For Against Abstain

1 year 2 years 3 years Abstain

02 0000000000

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES CUSIP # SEQUENCE #

0000094555_1 R1.0.0.11699

Infinera Corporation

169 Java Drive Sunnyvale, CA 94089

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

Proxy- Infinera Corporation

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2011

10:00 a.m., Pacific Time

Proxy Solicited by Board of Directors for Annual Meeting - May 18, 2011

The undersigned hereby appoints Thomas J. Fallon and Michael O. McCarthy lll, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Infinera Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to held May 18, 2011 or any adjournment, continuation or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1 (Election of Directors) and FOR Proposal 2 (To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the company for its fiscal year ending December 25, 2011). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued, and to be marked, dated and signed on reverse side

0000094555_2 R1.0.0.11699